UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

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PPL Electric Utilities Corporation

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PPL Electric Utilities Corporation

Notice of Annual Meeting April 22, 2003 and Information Statement (including appended 2002 Financial Statements)

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of PPL Electric Utilities Corporation (“PPL Electric Utilities” or “the Company”) will be held at the offices of the Company at Two North Ninth Street, Allentown, Pennsylvania, on Tuesday, April 22, 2003, at 8:00 a.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Information Statement, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof:

1. The election of directors.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.

Proxies are not being solicited from PPL Electric Utilities’ shareowners because a quorum exists for the Annual Meeting based on the PPL Electric Utilities stock held by its parent, PPL Corporation (“PPL”). PPL owns all of the outstanding common stock and as a result 99% of the voting shares of PPL Electric Utilities, and intends to vote all of these shares in favor of the election of the Company’s nominees as directors.

Only shareowners of record at the close of business on Friday, February 28, 2003, will be entitled to vote at the Annual Meeting or any adjournments thereof. All shareowners are invited to attend the Annual Meeting in person. If the Annual Meeting is interrupted or delayed for any reason, the shareowners attending the adjourned Annual Meeting shall constitute a quorum and may act upon such business as may properly come before the Annual Meeting.

By Order of the Board of Directors.

Elizabeth Stevens Duane

Secretary

March 17, 2003

Information Statement

The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number 610-774-5151. This Information Statement was first released to shareowners on or about March 17, 2003.

PPL Electric Utilities’ parent, PPL Corporation (“PPL”), owns all of the shares of the Company’s outstanding common stock, which represents 99% of PPL Electric Utilities’ outstanding voting shares. As a result, a quorum exists for the Annual Meeting based on PPL’s stock ownership. ACCORDINGLY, WE ARE NOT ASKING THE SHAREOWNERS FOR A PROXY, AND SHAREOWNERS ARE REQUESTED NOT TO SEND US A PROXY.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has established Friday, February 28, 2003, as the record date for shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. PPL Electric Utilities’ Amended and Restated Articles of Incorporation (the “Articles”) divide its voting stock into four classes: 4½% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock. There were no shares of Preference Stock outstanding on the Record Date. Each currently outstanding share of each class of stock entitles the holder to one vote upon any business properly presented to the Annual Meeting. A total of 78,846,052 shares was outstanding on the Record Date, consisting of 78,029,863 shares of Common Stock all owned by PPL, 247,524 shares of 4½% Preferred Stock and 568,665 shares of Series Preferred Stock.

As of February 15, 2003, there are no entities known by the Company to own more than five percent of any class or series of preferred stock entitled to vote at the Annual Meeting.

Although proxies are not being solicited, shareowners may attend the Annual Meeting and vote in person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 28, 2003, the record date for voting. PPL intends to vote all of its shares of the Company’s common stock, or 99% of the voting shares of the Company, in favor of election of each of the nominees for director (see “Election of Directors”), thereby assuring the election of these directors.

To preserve voter confidentiality, the Company voluntarily limits access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a shareowner has voted to any employee of Company affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

With respect to the election of directors, shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the Record Date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person’s name in the list of nominees on the ballot. Shares will be voted for the remaining nominees on a pro rata basis.

PROPOSAL 1:    ELECTION OF DIRECTORS

The nominees this year are John R. Biggar, Michael E. Bray, Paul T. Champagne, Dean A. Christiansen, Lawrence E. De Simone, Robert J. Grey, William F. Hecht, James H. Miller and Roger L. Petersen, who are currently serving as directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, PPL intends to vote its shares of PPL Electric Utilities common stock for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors

recommends that shareowners vote FOR Proposal 1

NOMINEES FOR DIRECTORS:

JOHN R. BIGGAR, 58, serves as Executive Vice President and Chief Financial Officer of the Company’s parent, PPL Corporation. He is also a director of PPL Corporation, and is a manager of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC, each a subsidiary of PPL Corporation. Mr. Biggar earned a Bachelor’s degree in political science from Lycoming College and a Juris Doctor degree from the College of Law at Syracuse University. He joined the Company in 1969. Before being named as Executive Vice President and Chief Financial Officer of PPL Corporation in 2001, Mr. Biggar served two years as Senior Vice President and Chief Financial Officer and 14 years as Vice President-Finance. Mr. Biggar has been a Director since 2000.

MICHAEL E. BRAY, 55, serves as President of the Company and also serves as Chief Executive Officer of PPL Gas Utilities Corporation, a PPL Corporation subsidiary specializing in natural gas distribution, transmission and storage services and the sale of propane. Mr. Bray holds a B.S. in mechanical engineering from the University of Missouri and an M.B.A. from Washington University. Mr. Bray has worked for 30 years in the energy industry, holding key positions at General Electric Co. from 1970 to 1987. Prior to joining the Company in April 2000, he served as President and Chief Executive Officer of Consolidated Edison Development, Inc., Senior Vice President of the Electric Business Unit of Long Island Lighting Co. and President and Chief Executive Officer of D.B. Riley Consolidated, Inc. He recently completed a term as Chairman of the Energy Association of Pennsylvania. Mr. Bray has been a Director since 2000.

PAUL T. CHAMPAGNE, 44, serves as President of PPL EnergyPlus, LLC, a subsidiary of PPL Corporation that markets energy in key U.S. markets. Mr. Champagne earned a B.S. in chemical engineering and completed master’s course work in mechanical engineering at the University of Illinois. Mr. Champagne served as President of PPL Global, LLC, a PPL Corporation subsidiary, for three years and prior to that as its Vice President and Senior Development Officer. Prior to joining PPL Global in 1995, he served in several business development positions at Edison Mission Energy Company, including Midwest regional manager. Mr. Champagne has been a Director since 2000.

DEAN A. CHRISTIANSEN, 43, is President and a Director of Lord Securities Corporation of New York, a financial services and administration company with operations world-wide. Lord provides structuring support to the asset securitizations industry through independent governance, ownership and management of special purpose entities formed in connection with securitization and similar debt issuances. He is a founding principal of Acacia Capital, Inc., a New York City-based corporate finance advisory firm founded in 1990. Mr. Christiansen is a graduate of the University of Notre Dame with a degree in Government, and has completed additional studies in Aerospace engineering. Mr. Christiansen is also a member of the board of managers of PPL Transition Bond Company, LLC, Bond Securitization, L.L.C., NTC Funding Group Securitization III and PSE&G Transition Funding LLC and is a director of Education Loans Incorporated, the CIT Group Securitization III and Edison Mission Energy. He has been a Director since 2001.

LAWRENCE E. DE SIMONE, 55, serves as Executive Vice President–Supply of the Company’s parent, PPL Corporation. He is also a member of the board of managers of PPL Energy Supply, LLC. Mr. De Simone earned a B.A. in economics from Claremont McKenna College and a Ph.D. in business administration from the University of California at Berkeley. Before being named to his current position in 2001, Mr. De Simone served as President of PPL EnergyPlus, LLC, a PPL Corporation subsidiary. Before joining PPL EnergyPlus in 1998, Mr. De Simone served as Senior Vice President-Energy Services for Virginia Power Co. and President of Central & South West Corp.’s energy services and telecommunications operations as well as its Vice President for Strategic Planning. He has been a Director since 2000.

ROBERT J. GREY, 52, serves as Senior Vice President, General Counsel and Secretary of the Company’s parent, PPL Corporation and is a manager of PPL Energy Supply, LLC. Mr. Grey earned his B.A. from Columbia University, a law degree from Emory University, and a Master of Laws degree from George Washington University. Before being named as Senior Vice President, General Counsel and Secretary of PPL Corporation and the Company in 1996, Mr. Grey served as Vice President, General Counsel and Secretary. Before joining the Company in 1995, Mr. Grey served as General Counsel for Long Island Lighting Company and was a partner with the law firm of Preston Gates & Ellis. He has been a Director since 2000.

WILLIAM F. HECHT, 60, is Chairman, President and Chief Executive Officer of the Company’s parent, PPL Corporation and is Chairman of the Company. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined the Company in 1964. He was elected President and Chief Operating Officer in 1991 and was named Chairman, President and Chief Executive Officer of the Company in 1993, and to his PPL Corporation position in February 1995. Mr. Hecht is a director of DENTSPLY International, Inc., RenaissanceRe Holdings Ltd. and PPL Corporation, is a manager of PPL Energy Supply, LLC and serves on the board of a number of civic and charitable organizations. Mr. Hecht has been a Director since 1990.

JAMES H. MILLER, 54, is President of PPL Generation, LLC, a PPL Corporation subsidiary that operates power plants in Pennsylvania, Montana, Connecticut, Maine, Illinois, New York and Arizona and serves as a manager of PPL Montana, LLC. Mr. Miller earned a B.S. degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation, LLC in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995 and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and Plant Manager of Delmarva Power and Light Co. Mr. Miller has been a Director since 2001.

ROGER L. PETERSEN, 52, serves as President of PPL Global, LLC, a subsidiary of PPL Corporation that invests in and develops power projects world-wide. Mr. Petersen earned a business management degree from the University of California at Los Angeles, a bachelor’s degree in mechanical engineering from South Dakota State University and a master’s degree in engineering from California Polytechnic University at Pomona. Prior to being named to his current position in October 2001, Mr. Petersen served as President and Chief Executive Officer of PPL Montana, LLC for two years, and Vice President and Chief Operating Officer of PPL Global, LLC for four years, both of which are PPL Corporation subsidiaries. Mr. Petersen also served as regional Vice President of Edison Mission Energy and as project manager of U.S. and international projects at Fluor-Daniel. Mr. Petersen has been a Director since 2001.

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Director Attendance at Board Meetings

The Board of Directors held one Board meeting and three Executive Committee meetings during 2002. Each director attended 100% of the meetings held by the Board and its Committees during the year, except for Mr. Miller who was unable to attend the Board meeting, but who attended all of the Executive Committee meetings as an observer. The average attendance of directors at the Board and Committee meetings held during 2002 was 94%.

Compensation of Directors

The Company pays Lord Securities Corporation an annual fee of $7,000 for providing the services of its independent director, Dean A. Christiansen. Directors who are employees of the Company or its affiliates receive no separate compensation for service on the Board of Directors or its Committees.

Stock Ownership

As noted above, all of the outstanding common stock of PPL Electric Utilities is owned by PPL Corporation. No directors or executive officers own any PPL Electric Utilities preferred stock.

Board Committees

Executive Committee.    During the periods between Board meetings, the Executive Committee’s function is to act on behalf of the Board on appropriate matters that do not require full Board approval under the Pennsylvania Business Corporation Law or the Company’s articles and bylaws. This Committee met three times during 2002. The members of the Executive Committee are Mr. Hecht (chair), and Messrs. Biggar and Bray.

Retirement Plans for Executive Officers

PPL Electric Utilities’ officers are eligible for benefits under the PPL Retirement Plan and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement. The following table shows the estimated annual retirement benefits for executive officers payable under these Plans for those officers hired before January 1, 1998.

Estimated Annual Retirement Benefits

at Normal Retirement Age of 65

Officers Hired Before 1/1/98

Five-Year Average Annual Compensation	Years of Service
	15 Years	20 Years	25 Years	30 Years
$300,000	103,068	143,568	158,568	173,568
350,000	123,318	170,568	188,068	205,568
400,000	143,568	197,568	217,568	237,568
450,000	163,818	224,568	247,068	369,568
500,000	184,068	251,568	276,568	301,568
550,000	204,318	278,568	306,068	333,568
600,000	224,568	305,568	335,568	365,568
650,000	244,818	332,568	365,068	397,568
700,000	265,068	359,568	394,568	429,568

Benefits under the Retirement Plan are calculated by determining the greater of two formulas. One formula uses average compensation for the highest 60 consecutive months in the final 120 months of employment, and the other formula uses a fixed percentage of actual compensation for each year of service, added up over all years of service. Benefits under the SERP are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred under the PPL Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Abel deferred $15,600 of compensation for 2001.) For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits and the maximum Social Security benefit payable at 65; and are reduced for retirement prior to age 60.

As of January 1, 2003, the years of credited service under the Retirement Plan for Messrs. Bray, McCabe and Abel were 2.67, 8.58 and 27.92, respectively. The years of credited service under the SERP for each of these officers, other than Mr. Bray, are as follows: Mr. McCabe—22.67 and Mr. Abel—21.92. Total pension benefits will not increase beyond 30 years of service for any participant.

For officers hired on or after January 1, 1998, including Mr. Bray, benefits under the SERP are based on a new formula, as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of at  age 30. As of January 1, 2003, Mr. Bray had 5.67 years of credited service under the SERP.

The following table shows the estimated annual retirement benefits for executive officers payable under the PPL Retirement Plan and the new SERP formula:

Estimated Annual Retirement Benefits

at Normal Retirement Age of 65

Officers Hired On or After 1/1/98

Five-Year Average Annual Compensation	Years of Service
	15 Years	20 Years	25 Years	30 Years
$ 300,000	90,000	120,000	142,500	165,000
350,000	105,000	140,000	166,250	192,500
400,000	120,000	160,000	190,000	220,000
450,000	135,000	180,000	213,750	247,500
500,000	150,000	200,000	237,500	275,000
550,000	165,000	220,000	261,250	302,500
600,000	180,000	240,000	285,000	330,000
650,000	195,000	260,000	308,750	357,500
700,000	210,000	280,000	332,500	385,000

For existing officers, effective January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001, and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for the President and the most highly compensated executive officers (“Named Executive Officers”) for the last three fiscal years. Each officer was an employee of the Company until June 30, 2000. Effective July 1, 2000, Messrs. McCabe and Abel are not paid separately as officers of PPL Electric Utilities, but are employees of PPL Services Corporation.

	Annual Compensation				Long-Term Compensation		All Other Compensation[4] ($)
Name and Principal Position	Year	Salary[1] ($)	Bonus[1] ($)	Other Annual Compensation ($)	Restricted Stock Award[3] ($)	Options (#)

Michael E. Bray President and Vice Chair	2002 2001 2000	295,000 294,808 197,307	147,943 103,139 189,080	0 0 0	103,740 66,900 143,236	31,460 37,780 0	5,666 5,100 68,394

Joseph J. McCabe Vice President and Controller	2002 2001 2000	226,201 209,728 194,617	95,825 58,438 91,817	0 0 0	68,796 41,144 58,131	13,560 15,750 15,950	5,707 5,335 5,294

James E. Abel Treasurer	2002 2001 2000	221,418 205,553 191,584	96,486 57,202 90,658	900[2] 900[2] 0	67,340 40,475 57,270	13,270 15,550 15,410	6,154 5,828 5,697

[1]	Salary and bonus data include deferred compensation. Bonus data includes a one-time employment bonus of $50,000 for Mr. Bray, who joined the Company in April 2000, as Senior Vice President. Effective July 1, 2000, Mr. Bray became President and Vice Chair.
[2]	Includes fees earned by Mr. Abel for serving as a director of Safe Harbor Water Power Corporation, an affiliate of the Company.
[3]

Mr. Bray was granted 2,500 shares of restricted PPL common stock with a three-year restriction period, as a one-time employment bonus. The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 2002, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Bray—6,440 shares ($223,339), Mr. McCabe—3,860 shares ($133,865)

and Mr. Abel—3,770 shares ($130,744). These year-end data do not include awards made in January 2003, for 2002 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years.

[4]	Includes Company contributions to the Officers’ Deferred Savings Plan and the ESOP accounts; also includes relocation expenses paid to Mr. Bray in 2000.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on stock options granted to the Named Executive Officers during 2002.

	Individual Grants[1]				Grant Date Value
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2002	Exercise or Base Price	Expiration Date	Grant Date Present Value[2]
M. E. Bray	31,460	3.7%	$33.49	1/23/2012	$368,711
J. J. McCabe	13,560	1.6	33.49	1/23/2012	158,923
J. E. Abel	13,270	1.5	33.49	1/23/2012	155,524

[1]	Exercisable in three equal annual installments beginning January 24, 2003.
[2]	Values indicated are an estimate based on a modified Binomial option pricing model. Although executives risk forfeiting these options under certain circumstances, these risks are not factored into the calculated values. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the modified Binomial option pricing model.

Assumptions used for the modified Binomial model are as follows:

Risk-free interest rate	5.33%
Volatility	35.68%
Dividend yield	3.40%
Time of exercise	10 years

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table summarizes information for the Named Executive Officers concerning exercises of stock options during 2002 and the number and values of all unexercised stock options as of December 31, 2002.

Name	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
			Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
M. E. Bray	0	—	12,594	56,646	0	39,797
J. J. McCabe	0	—	23,666	29,377	167,974	81,502
J. E. Abel	0	—	12,237	28,773	77,324	78,957

Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grant and $34.755, the average of the high and low price of PPL common stock on December 31, 2002.

CHANGE IN CONTROL ARRANGEMENTS

PPL has entered into agreements with each of the Named Executive Officers, which agreements provide benefits to the officers upon certain terminations of employment following a change in control of PPL (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL, or any prior severance agreement.

Each of the agreements continues in effect until December 31, 2004, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than thirty-six months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if PPL terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).

The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. In addition, under the terms of each agreement, PPL would provide the officer and dependents with continuation of welfare benefits (reduced to the extent the officer receives comparable benefits), and would pay the officer unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional thirty-six months, outplacement services for up to three years and, for Mr. Bray, a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, PPL would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the thirty-six month period following the change in control.

In addition, in the event of a change in control, the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan lapses.

EMPLOYMENT AGREEMENT

Mr. Bray has an employment agreement with the Company which provides that if his employment is terminated for reasons other than for cause after his first year of employment, he will continue to receive his salary for a period of 52 weeks or until he secures alternative employment, whichever occurs first, under certain conditions. If there is a change in control of PPL, the change in control arrangement described above will be payable in lieu of this amount. Under the agreement, Mr. Bray also participates in the SERP described above, and is credited three years of additional service credit, should he remain an employee as of his 60th birthday.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

GENERALLY

PPL Corporation (together with its subsidiaries, “PPL”) is the parent holding company for numerous subsidiaries. PPL’s principal operating subsidiaries are PPL Electric Utilities, PPL EnergyPlus, LLC, PPL Generation, LLC and PPL Global, LLC.

The Compensation and Corporate Governance Committee of PPL’s Board of Directors (the “Committee”) establishes compensation and benefit practices for the members of PPL’s Corporate Leadership Council (which sets corporate policy for PPL) and the presidents of PPL’s principal operating subsidiaries, including Mr. Bray1 (collectively, the “executive officers”). This Committee is comprised entirely of independent outside directors.

Messrs. McCabe and Abel are officers of PPL Electric Utilities and certain other affiliated companies. Accordingly, their compensation discussed herein includes compensation earned for services to PPL Electric Utilities and its affiliates.

COMPENSATION PHILOSOPHY

Base Salaries

In general, PPL’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable PPL to attract and retain high-quality executive talent. To meet this objective, PPL regularly reviews salary information for similar companies provided by independent, nationally recognized compensation consultants. In addition, PPL annually reviews the performance of each executive to determine the appropriate level of base salary adjustment for that officer.

[1]	Mr. Bray has no position with PPL but is a PPL “executive officer” by virtue of his position as President of PPL Electric Utilities.

The Committee reviewed salary ranges for Mr. Bray by comparing these salary levels with levels at companies of comparable size to the Company in the energy industry and in general industry. Base salary market comparisons were made against the salaries of the comparison companies.

After reviewing salary data for executive positions at comparable companies, the Committee reviewed the actual salary and performance of Mr. Bray. The Committee solicited input and recommendations from the Chief Executive Officer of PPL regarding the performance and the salary of Mr. Bray. Using this information, the Committee made no salary adjustment for Mr. Bray, for 2002. The base salaries of Messrs. McCabe and Abel were approved by the Executive Vice President and Chief Financial Officer of PPL, to whom they report, based on market conditions and individual performance.

Incentive Awards

Cash Incentive Awards

Cash incentive awards are made to executive officers for the achievement of specific independent goals established for each calendar year. For 2002, the following award targets as a percentage of base salary were established for each executive officer: Mr. Bray—50% and Messrs. McCabe and Abel—40%.

Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at each year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

The goal categories for 2002 included specific financial and operational measures designed to enhance the Company’s position for success in the competitive market. The weightings for each of these general categories varied for the individual officers to reflect different levels of influence they have on the attainment of goals. Mr. Bray’s goal weightings for 2002 were allocated 40% to corporate financial goals, 40% to operation of the Company and 20% to operation of other PPL subsidiaries.

With respect to Messrs. McCabe and Abel, 80% of their cash award was based on achievement of key corporate financial and operational goals and 20% on individual performance. The weightings of these corporate goals were 50% for the financial goals and 50% for the operational goals based on the operational results of PPL Electric Utilities and various affiliates.

When the level of goal attainment was measured at the end of the year and the category weightings were multiplied by the annual award target for each position, each executive officer’s cash award was determined for 2002 performance.

Restricted Stock Incentive Awards

Restricted PPL stock also is made available to the officers based on the achievement of strategic objectives designed to enable PPL to continue to provide value to its shareowners. Goals were related to increasing shareowner value through implementation of actions to realize the market potential of the unregulated business and the creation of a world class workforce to enhance PPL’s competitive position in the global marketplace. Annual awards are based on the achievement of these goals. The executive officers had an award target, based on their positions, as a percentage of base salary; Mr. Bray had a target of 35% and Messrs. McCabe and Abel had a target of 30%.

Awards are made in the form of restricted stock equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. Because of the three-year restriction period, this type of stock award encourages executive officers to continue their service at PPL. This program also encourages increased stock ownership on the part of the officers and aligns the interests of management and shareowners.

Stock Option Incentive Awards

The Committee may grant the officers options to purchase shares of PPL common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price. Therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term shareowner value. Additionally, the option grants include vesting and termination provisions that are designed to encourage the option holders to remain employees of PPL. As with the cash and restricted stock awards discussed above, the stock option grants varied by accountability level based on award targets.

*    *    *    *    *    *

Based on its review of the incentive goals achieved for 2002, the Committee in January 2003 made the following restricted stock awards to all three officers, the incentive cash award for Mr. Bray, and the Executive Vice President and Chief Financial Officer made the following incentive cash awards for Messrs. McCabe and Abel:

Name and Position	Performance Attained	Cash Bonus	Performance Attained	Shares of Restricted Stock
Michael E. Bray—President	100.3%	$147,943	100%	2,850

Joseph J. McCabe—Vice President and Controller	104.7%	$95,825	100%	1,890

James E. Abel—Treasurer	107.7%	$96,486	100%	1,850

Finally, the Committee made the following non-qualified stock option awards in January 2002, under the Incentive Compensation Plan: Mr. Bray—31,460 options; Mr. McCabe—13,560 options; and Mr. Abel—13,270 options.

COMPENSATION OF THE PRESIDENT

Mr. Bray’s 2002 base salary of $295,000 was established based on a review of salaries of incumbents in similar positions at comparable companies and on Mr. Bray’s performance. This was the same base salary that he received for 2001.

Based on PPL’s performance on the specific corporate financial and operational goals discussed above, Mr. Bray received a cash award equal to approximately 50.1% of his salary. Mr. Bray received a restricted stock award equal to approximately 35.0% of his salary based on corporate performance. In addition, Mr. Bray was granted stock options in 2002, as described above.

The Board of Directors

William F. Hecht, Chairman

John R. Biggar

Michael E. Bray

Paul T. Champagne

Dean A. Christiansen

Lawrence E. De Simone

Robert J. Grey

James H. Miller

Roger L. Petersen

INDEPENDENT AUDITOR

Upon the recommendation of PPL Corporation’s Audit Committee, which is composed of directors who are not employees of the Company or its affiliates, the Board of Directors of PPL appointed PricewaterhouseCoopers LLP to serve as independent auditor for the year ending December 31, 2003, for PPL and its subsidiaries, including the Company. In December 2002, the Audit Committee adopted a revised Audit Committee charter that delegates to the Audit Committee the sole authority to appoint the independent auditor. All future appointments of the independent auditor will be made by the Audit Committee. If the shareowners of PPL do not ratify the appointment, the selection of the independent auditor will be reconsidered by the Audit Committee of PPL.

FEES TO INDEPENDENT AUDITOR

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2002 and December 31, 2001 for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services in connection with statutory and regulatory filings or engagements for those fiscal years were $203,000 and $145,000, respectively.

Audit-Related Fees

The aggregate fees billed for the fiscal years ended December 31, 2002 and December 31, 2001 for assurance and related services rendered by PricewaterhouseCoopers LLP that are related to the performance of the audit or review of the Company’s financial statements, were $64,000 and $47,000, respectively. These services principally related to audits of employee benefit plans and consultation to ensure appropriate accounting and reporting in connection with various business and financing transactions.

Tax Fees

PricewaterhouseCoopers LLP did not render any professional services for tax-related matters for the Company for the fiscal years ended December 31, 2002 and December 31, 2001.

All Other Fees

PricewaterhouseCoopers LLP did not render any professional services for any other matters for the fiscal years ended December 31, 2002 and December 31, 2001, other than the Audit Fees and Audit-Related Fees included above.

During 2002, the Audit Committee of PPL adopted procedures for pre-approving audit and non-audit services to be provided by the independent auditor. The procedures are designed to safeguard the continued independence of the independent auditor. More specifically, the use of the Company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee of PPL. As a result of this approval process, the Audit Committee of PPL has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of the Audit Committee of PPL, who serves as the Committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full Audit Committee of PPL no later than at its next meeting.

The Audit Committee of PPL reviewed all 2002 and 2001 audit and non-audit related fees. For the period since July 2002, when the Sarbanes-Oxley Act of 2002 was signed into law, the Audit Committee of PPL approved 100% of the Audit-Related Fees. There were no services provided by the independent auditor during that time that would fall within the Tax or the All Other Fees category.

MISCELLANEOUS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.

PROPOSALS FOR 2004 ANNUAL MEETING

To be included in the Information Statement for the 2004 Annual Meeting, any proposal intended to be presented at that meeting by a shareowner must be received by the Secretary no later than November 21, 2003. To be properly brought before the Annual Meeting, any proposal must be received by seventy-five days prior to the 2004 Annual Meeting.

ANNUAL FINANCIAL STATEMENTS

The Company’s annual financial statements and related management discussion are appended to this document.

By Order of the Board of Directors.

Elizabeth Stevens Duane

Secretary

March 17, 2003

Schedule A

PPL Electric Utilities Corporation

2002 Financial Statements

GLOSSARY OF TERMS AND ABBREVIATIONS

1945 First Mortgage Bond Indenture—PPL Electric’s Mortgage and Deed of Trust, dated as of October 1, 1945, to Deutsche Bank Trust Company Americas, as trustee, as supplemented.

2001 Senior Secured Bond Indenture—PPL Electric’s Indenture, dated as of August 1, 2001, to JPMorgan Chase Bank, as trustee, as supplemented.

AFUDC (Allowance for Funds Used During Construction)—the cost of equity and debt funds used to finance construction projects of regulated businesses that is capitalized as part of construction cost.

APB—Accounting Principles Board.

ARB—Accounting Research Bulletin.

CTC—competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.

Customer Choice Act—the Pennsylvania Electricity Generation Customer Choice and Competition Act, legislation enacted to restructure the state’s electric utility industry to create retail access to a competitive market for generation of electricity.

DEP—Department of Environmental Protection, a state government agency.

EITF—Emerging Issues Task Force, an organization that assists the FASB in improving financial reporting through the identification, discussion and resolution of financial issues within the framework of existing authoritative literature.

EMF—electric and magnetic fields.

ESOP—Employee Stock Ownership Plan.

FASB—Financial Accounting Standards Board, a rulemaking organization that establishes financial accounting and reporting standards.

FERC—Federal Energy Regulatory Commission, the federal agency that regulates interstate transmission and wholesale sales of electricity and related matters.

FIN—FASB Interpretation Number, intended to clarify accounting pronouncements previously issued by the FASB.

GAAP—generally accepted accounting principles.

ICP—Incentive Compensation Plan.

ICPKE—Incentive Compensation Plan for Key Employees.

IRS—Internal Revenue Service, a U.S. government agency.

ITC—intangible transition charge on customer bills to recover intangible transition costs associated with securitizing stranded costs under the Customer Choice Act.

kWh—kilowatt-hour, basic unit of electrical energy.

NRC—Nuclear Regulatory Commission, the federal agency that regulates operation of nuclear power facilities.

NUGs (Non-Utility Generators)—generating plants not owned by public utilities, whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.

PCB—polychlorinated biphenyl, an additive to oil used in certain electrical equipment up to the late 1970s. Now classified as a hazardous chemical.

PEPS Units (Premium Equity Participating Security Units)—securities issued by PPL Capital Funding Trust I, consisting of a Preferred Security and a forward contract to purchase PPL common stock.

PJM (PJM Interconnection, LLC)—operates the electric transmission network and electric energy market in the mid-Atlantic region of the U.S.

PLR (Provider of Last Resort)—PPL Electric providing electricity to retail customers within its delivery territory who have chosen not to shop for electricity under the Customer Choice Act.

PPL—PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding and other subsidiaries.

PPL Capital Funding—PPL Capital Funding, Inc., a PPL financing subsidiary.

PPL Capital Funding Trust I—a Delaware statutory business trust created to issue PEPS Units, whose common securities are held by PPL.

PPL Capital Trust—a Delaware statutory business trust created to issue Preferred Securities, whose common securities are held by PPL Electric.

PPL Capital Trust II—a Delaware statutory business trust created to issue Preferred Securities, whose common securities are held by PPL Electric.

PPL Electric—PPL Electric Utilities Corporation, a regulated utility subsidiary of PPL that transmits and distributes electricity in its service territory, and provides electric supply to retail customers in this territory as a PLR.

PPL Energy Funding—PPL Energy Funding Corporation, which is a subsidiary of PPL and the parent company of PPL Energy Supply.

PPL EnergyPlus—PPL EnergyPlus, LLC, a subsidiary of PPL Energy Supply, which markets wholesale and retail electricity, and supplies energy and energy services in newly deregulated markets.

PPL Energy Supply—PPL Energy Supply, LLC, the parent company of PPL Generation, PPL EnergyPlus, PPL Global and other subsidiaries. Formed in November 2000, PPL Energy Supply is a subsidiary of PPL Energy Funding.

PPL Gas Utilities—PPL Gas Utilities Corporation, a regulated utility subsidiary of PPL specializing in natural gas distribution, transmission and storage services, and the competitive sale of propane.

PPL Generation—PPL Generation, LLC, a subsidiary of PPL Energy Supply, which owns and operates U.S. generating facilities through various subsidiaries.

PPL Global—PPL Global, LLC, a subsidiary of PPL Energy Supply, which acquires and develops domestic generation projects, and acquires and holds international energy projects that are primarily focused on the distribution of electricity.

PPL Services—PPL Services Corporation, a subsidiary of PPL, which provides shared services for PPL and its subsidiaries.

PPL Susquehanna—PPL Susquehanna, LLC, the nuclear generating subsidiary of PPL Generation.

PPL Transition Bond Company—PPL Transition Bond Company, LLC, a wholly-owned subsidiary of PPL Electric, formed to issue transition bonds under the Customer Choice Act.

Preferred Securities    —    company - obligated mandatorily redeemable preferred securities issued by PPL Capital Trust, PPL Capital Trust II and PPL Capital Funding Trust I, holding solely debentures of PPL Electric, in the case of PPL Capital Trust and PPL Capital Trust II, and solely debentures of PPL Capital Funding in the case of PPL Capital Funding Trust I.

PUC—Pennsylvania Public Utility Commission, the state agency that regulates certain ratemaking, services, accounting and operations of Pennsylvania utilities.

PUC Final Order—final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric Utilities’ restructuring proceeding.

PURPA—Public Utility Regulatory Policies Act of 1978, legislation passed by the U.S. Congress to encourage energy conservation, efficient use of resources and equitable rates.

PURTA—the Pennsylvania Public Utility Realty Tax Act.

RTO—regional transmission organization.

SEC—Securities and Exchange Commission, a U.S. government agency.

SFAS—Statement of Financial Accounting Standards, the accounting and financial reporting rules issued by the FASB.

Superfund—federal environmental legislation that addresses remediation of contaminated sites; states also have similar statutes.

VEBA—Voluntary Employee Benefit Association Trust, trust accounts for health and welfare plans for future benefit payments for employees, retirees or their beneficiaries.

REVIEW OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF

PPL ELECTRIC UTILITIES CORPORATION

Terms and abbreviations appearing here are explained in the glossary. Dollars are in millions, unless otherwise noted.

Forward-looking Information

Certain statements contained in these financial statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Electric believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the Review of the Financial Condition and Results of Operations section herein, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	weather variations affecting customer energy usage;

•	the effect of any business or industry restructuring;

•	PPL Electric’s profitability and liquidity;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	operation of existing facilities and operating costs;

•	environmental conditions and requirements;

•	transmission and distribution system conditions and operating costs;

•	development of new markets and technologies;

•	political, regulatory or economic conditions;

•	receipt and renewals of necessary governmental permits and approvals;

•	impact of state or federal investigations applicable to PPL Electric and its industry;

•	the outcome of litigation against PPL Electric;

•	capital market conditions and decisions regarding capital structure;

•	securities and credit ratings;

•	new state or federal legislation;

•	national or regional economic conditions, including any potential effects arising from the September 11, 2001 terrorist attacks in the U.S. and any consequential hostilities or other hostilities; and

•	PPL Electric’s commitments and liabilities.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL Electric on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL Electric to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL Electric undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

Results of Operations

The following discussion explains significant changes in principal items on the Statement of Income comparing 2002 to 2001, and 2001 to 2000. Certain items on the Statement of Income have been impacted by the corporate realignment undertaken by PPL and PPL Electric effective July 1, 2000. See Note 13 to the Financial Statements for information regarding the corporate realignment.

The Statement of Income of PPL Electric for 2002, 2001 and the last six months of 2000 include the results of its post-realignment activities (the transmission and distribution of electricity in its service territory and the supply of electricity as a PLR in this territory under Pennsylvania’s Customer Choice Act). The results for the first six months of 2000 also include PPL Electric’s former electric generation and unregulated wholesale and retail marketing functions. When discussing significant changes from 2000 to 2001, the estimated results of operations of the electric generation and unregulated marketing assets for the first six months of 2000 are eliminated for purposes of comparability.

Earnings

The changes in net income from year to year were, in part, attributable to several unusual items with significant earnings impacts as shown below. The table below reconciles net income to income from core operations, after eliminating the impact of unusual items. Income from core operations should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. PPL Electric believes that income from core operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL Electric’s underlying earnings performance as another criterion in making their investment decisions. PPL Electric’s management also uses income from core operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

	2002	2001	2000
Net income	$39	$119	$261
Unusual items (net of tax):
Workforce reduction (Note 15)	(19)
Accounting method change—pensions (Note 8)		5
Environmental insurance recoveries			24

Income from core operations	$58	$114	$237

The decrease in core earnings in 2001 compared with 2000 was primarily due to the corporate realignment completed on July 1, 2000. After eliminating the estimated results of the electric generation and marketing assets transferred in the corporate realignment from the results of the first half of 2000, comparable earnings for 2000 would have been an estimated $68 million. The $114 million earnings from core operations for 2001 were $46 million higher than the estimated comparable earnings for 2000.

The after tax changes in core earnings were primarily due to:

	2002 vs. 2001	2001 vs. 2000
Lower delivery revenues (net of CTC/ITC amortization and interest expense on transition bonds)	$(10)	$(2)
Operating and maintenance costs	(18)	30
PJM ancillary expenses	(29)
NUG purchases	9	(4)
Depreciation expense	(2)	5
Other income		8
Interest expense (excluding transition bond interest expense)	(2)	2
Other—net	(4)	7

	$(56)	$46

The year-to-year changes in earnings components are discussed in the balance of the discussion in “Results of Operations.”

Pursuant to the Customer Choice Act and a restructuring settlement with the PUC in 1998, PPL Electric agreed to a cap on its average transmission and distribution rates of 1.74 cents per kWh through 2004.

Operating Revenues

Retail Electric

The increase (decrease) in revenues from retail electric operations was attributable to the following:

	2002 vs. 2001	2001 vs. 2000
PPL Electric:
Electric delivery	$(3)	$12
PLR electric generation supply	102	284
Other	(9)	(11)
PPL EnergyPlus:
Electric generation supply		(261)

	$90	$24

The increase in operating revenues from retail electric operations from 2002 compared with 2001 was primarily due to higher revenues from providing electric generation supply as a PLR. Since December 2001, about 50% to 60% of kWh load in PPL Electric’s service territory that had been served by alternate suppliers under the Customer Choice Act have returned to PPL Electric as the supplier.

After eliminating the estimated revenues of assets transferred in the corporate realignment from the results for the first half of 2000, retail electric revenues increased by $285 million in 2001 compared with 2000. The increase in revenues was primarily due to higher revenues from providing electric generation supply as a PLR, resulting from the return of shoppers due to fewer alternate suppliers under the Customer Choice Act. The increase in retail revenues also reflects higher deliveries of electricity in 2001, primarily in commercial and residential markets.

Retail Electric to Affiliate

Retail electric to affiliate revenues represents an intercompany billing to PPL Generation for power plant energy usage since the July 2000 corporate realignment.

Wholesale Electric

PPL Electric wholesale revenues are derived from sales to municipalities. The $5 million decrease in wholesale electric revenues in 2002 compared with 2001 was due to the expiration of certain municipal contracts in February 2002.

After eliminating the revenues of assets transferred in the corporate realignment from the results for the first half of 2000, wholesale revenues were essentially unchanged in 2001.

Wholesale Electric to Affiliate

PPL Electric has a contract to sell to PPL EnergyPlus the electricity that PPL Electric purchases under contracts with NUGs. With the termination in February 2002 of its NUG contract with Foster Wheeler, PPL Electric purchased less NUG energy in 2002 and therefore had less electricity to sell to PPL EnergyPlus.

After eliminating the revenues of assets transferred in the corporate realignment from the results for the first half of 2000, wholesale revenues increased by $99 million during 2001 compared with 2000. This increase was due to the sale of power (purchased from NUGs) to PPL EnergyPlus.

Fuel

Effective with the July 1, 2000 corporate realignment, the generation of electricity, and the acquisition of fuel for that generation, was transferred to PPL Energy Supply.

Energy Purchases

Effective January 1, 2002, PPL Electric began incurring the costs of certain ancillary services, such as area regulation and operating reserves, in connection with its power supply contract with PPL EnergyPlus. Energy purchases increased by $31 million in 2002 compared with 2001, including $48 million in ancillary service costs. These costs were primarily offset by a $16 million decrease in NUG purchases due to the termination of an energy purchase contract with a NUG in February 2002.

Energy purchases decreased by $680 million in 2001 compared with 2000. After eliminating the expenses associated with assets transferred in the corporate realignment from the results for the first half of 2000, energy purchases increased by $7 million during 2001 compared with 2000. The increase reflects higher energy purchases from NUGs.

Energy Purchases from Affiliate

Energy purchases from affiliate increased by $106 million in 2002 compared with 2001. This increase reflects higher purchases under power supply contracts with PPL EnergyPlus needed to support a higher PLR load, due to the return of customers to PPL Electric as their PLR. See Note 10 to the Financial Statements for a discussion of the power supply contracts.

Energy purchases increased by $773 million in 2001 compared with the same period in 2000. The increase reflects a full year of energy purchases from PPL EnergyPlus in 2001 compared to six months in 2000 due to the corporate realignment. See Note 13 to the Financial Statements for a discussion of the 2000 corporate realignment.

Other Operation Expenses

Other operation expenses increased by $15 million in 2002 compared with 2001. The increase reflects a $7 million decrease in pension income, as well as a $2 million increase in costs to restore service to customers during a winter storm. Additionally, in conjunction with the workforce reduction (see Note 15 to the Financial Statements), PPL Electric increased its estimated vacation liability by $7 million.

The $7 million decrease in pension income was attributable to PPL Electric’s participation in PPL’s primary domestic pension plan. During the second quarter of 2002, the workforce reduction and union-negotiated benefit enhancements had a significant impact on PPL’s primary domestic pension plan requiring remeasurement of the benefit obligation and decreasing the net pension income recorded for that plan. In addition, pension income was also decreased due to the recognition of significant asset losses caused by weakened financial markets. PPL Electric participates in PPL’s primary domestic pension plan and is allocated approximately 46% of the obligations and costs of that plan. Through December 31, 2002, PPL Electric was allocated approximately $17 million of pension income. As a result of the events and remeasurements previously discussed, PPL expects to continue to allocate pension income to PPL Electric in 2003, but at lower levels due to the above events and continued weakness in the financial markets.

Other operation expenses decreased by $123 million in 2001 compared with 2000. After eliminating the expenses of assets transferred in the corporate realignment from the results for the first half of 2000, other operation expenses increased by $3 million in 2001 compared with 2000. This increase was primarily due to a $40 million insurance settlement for environmental liability coverage recorded in 2000 (as a reduction of expenses), partially offset by lower pension expense of $20 million due to pension investment performance and lower corporate expenses of $19 million from PPL Services.

Amortization of Recoverable Transition Costs

Amortization of recoverable transition costs decreased by $25 million in 2002 compared to 2001. This decrease was primarily due to $19 million of lower ITC amortization in 2002 as a result of lower billed ITC revenues. Billed ITC revenues were lower as a result of lower ITC rates, reflecting the decrease in interest expense on the transition bonds.

Amortization of recoverable transition costs increased by $24 million in 2001 compared to 2000. This increase was primarily due to the collection of $33 million of CTC revenues related to prior year CTC deferrals of amounts in excess of the Pennsylvania rate cap.

Maintenance Expenses

Maintenance expenses increased by $16 million in 2002 compared with 2001. This was partially due to a $5 million increase in maintenance costs for customers’ lighting and power service problems and $4 million of additional costs to restore service to customers during a winter storm.

Maintenance expenses decreased by $96 million in 2001 compared with 2000. After eliminating the expenses of assets transferred in the corporate realignment from the results for the first half of 2000, maintenance expenses decreased by $15 million in 2001 when compared with 2000. This decrease was primarily the result of allocating $12 million more of rents for office space to the user business lines in 2001 compared to 2000, as well as lower overhead line maintenance of $5 million. The lower line maintenance expenses were, in part, due to less storm damage in 2001 compared with 2000.

Depreciation

Depreciation decreased by $76 million in 2001 compared with 2000. After eliminating the expenses of assets transferred in the corporate realignment from the results for the first half of 2000, depreciation decreased by $8 million during 2001 compared with 2000. This decrease reflects a change in life characteristics for transmission and distribution property.

Taxes, Other Than Income

Taxes, other than income, increased by $37 million in 2002 compared with 2001, primarily due to a $45 million increase in gross receipts tax, partially offset by a $10 million decrease in capital stock tax.

The gross receipts tax increase in 2002 was due to an increase in the revenue-neutral reconciliation (RNR) tax component of the effective Pennsylvania gross receipts tax rate in January 2002. The RNR, which adjusts the base gross receipts tax rate of 4.4%, was enacted as part of the Customer Choice Act as a tax revenue replacement component to recoup losses to the Commonwealth of Pennsylvania or return benefits to customers that may result from the restructuring of the electric industry. This increase was partially offset by the settlement of prior years’ capital stock tax refund claims and a lower capital stock tax rate in 2002.

Taxes, other than income, decreased by $18 million in 2001 compared with 2000. After eliminating the expenses of assets transferred in the corporate realignment from results for the first half of 2000, taxes, other than income increased by $12 million. This increase was primarily due to credits to PURTA and local property tax accruals recorded in the third quarter of 2000.

Changes in taxes, other than income taxes, do not significantly affect earnings as they are substantially recovered or returned through customer rate revenues.

Other Income—net

See Note 11 to the Financial Statements for details of other income and deductions.

Workforce Reduction

See Note 15 to the Financial Statements for information regarding the $33 million charge recorded in 2002.

Financing Costs

Lower interest on long-term debt accounted for the $12 million decrease in interest expense in 2002 compared with 2001. This decrease was the net impact of retirements of mortgage bonds and transition bonds, partially offset by the issuance of $800 million of senior secured bonds in August 2001.

Interest expense decreased by $9 million in 2001 compared with 2000. This decrease was primarily the result of lower outstanding commercial paper and intercompany borrowings.

Dividends on preferred securities decreased by $10 million from 2001 to 2002 due to retirements and redemptions of preferred securities and preferred stock.

Income Taxes

Income tax expense decreased by $47 million in 2002 compared with 2001. This was primarily due to a decrease in pre-tax book income.

Income tax expense decreased by $106 million in 2001 compared with 2000. After eliminating the estimated income associated with assets transferred in the corporate realignment from the results for the first half of 2000, income taxes increased by $2 million during 2001 compared with 2000. This reflects an increase in pro forma pre-tax book income.

Change in Accounting Principle

In 2001, PPL changed its method of amortizing unrecognized gains or losses in the annual pension expense or income determined under SFAS 87, “Employers’ Accounting for Pensions.” This change resulted in an allocation to PPL Electric of a cumulative-effect credit of $5 million. Under the old method, the net unrecognized gain or loss in excess of 10% of the greater of the plan’s projected benefit obligation or market-related value of plan assets was amortized on a straight-line basis over the estimated average future service period of plan participants. Under the new method, a second corridor is utilized for the net unrecognized gain or loss in excess of 30% of the plan’s projected benefit obligation. The net unrecognized gain or loss outside the second corridor is amortized on a straight-line basis over a period equal to one-half of the average future service period of the plan participants. See Note 8 to the Financial Statements for additional information.

This item is reported as “Cumulative Effect of a Change in Accounting Principle” on the Statement of Income.

New Accounting Standards

See Note 16 to the Financial Statements for information on new accounting standards adopted in 2002 or pending adoption.

Financial Condition

Liquidity

At December 31, 2002, PPL Electric had $29 million in cash and cash equivalents and $15 million of short-term debt. PPL Electric believes that its cash and cash equivalents, operating cash flows, access to the capital markets and borrowing capacity, taken as a whole, provide sufficient resources to fund ongoing operating requirements and future capital expenditures. PPL Electric’s operating cash flow and access to the capital markets can be impacted by economic factors outside of its control. In addition, PPL Electric’s borrowing costs can be impacted by short-term and long-term debt ratings assigned by independent rating agencies, which are based, in significant part, on PPL’s performance as measured by certain credit measures such as interest coverage and leverage ratios. Cash and cash equivalents are derived from cash from operations, cash from financing activities and cash from investing activities. PPL Electric derives steady cash flows from operations through the delivery of electricity to customers over transmission and distribution networks. In 2001, PPL Electric signed full requirements contracts with PPL EnergyPlus to meet its PLR requirements through 2009, in order to eliminate the energy price exposure associated with purchasing energy in the open market to meet PLR load.

PPL Electric expects to access both the capital and commercial paper markets during 2003. PPL Electric cannot provide assurances that any of these funding sources will be available to it on acceptable terms.

Net cash provided by operations in 2002 was $274 million compared to $392 million in 2001. The $118 million decrease was primarily the result of an increase in accounts receivable, including receivables from affiliates.

Net cash used in financing activities was $365 million in 2002, compared to $148 million in 2001. The $217 million increase in cash used in financing activities was the result of lower financings in 2002. Additionally, a commercial paper program at PPL Electric provides for the issuance of up to $400 million of commercial paper and is maintained to meet short-term cash needs. If the existing credit ratings on the commercial paper program were lowered, it is unlikely that there would be sufficient investor demand for the commercial paper. In addition, the amount of commercial paper that could be outstanding under PPL Electric’s program is generally limited to the amount of the unused credit lines.

PPL Electric maintains an unsecured credit line of $400 million that is available as a backstop for its commercial paper program or for direct borrowings. The credit line is also available for the issuance of up to $300 million in letters of credit that may be needed for credit enhancements and margin requirements resulting from PPL Electric’s PLR energy contracts with PPL EnergyPlus or other contracting activities. PPL Electric’s maximum collateral requirement associated with the PLR contracts is $300 million. PPL Electric had $15 million of commercial paper outstanding and no borrowings outstanding under its credit line at December 31, 2002, as compared to no commercial paper outstanding or borrowings under its credit line at December 31, 2001. In addition, the lenders in the credit line had issued $40 million of letters of credit on PPL Electric’s behalf at December 31, 2002. This credit line contains financial and other covenants that, if not met, would limit or restrict PPL Electric’s ability to borrow or have letters of credit issued on its behalf or cause early payment of outstanding borrowings. At this time, PPL Electric believes that these covenants will not limit access to these funding sources.

Under its credit line, PPL Electric must maintain a debt to capitalization percentage not greater than 70%. At December 31, 2002 and December 31, 2001, PPL Electric’s consolidated debt to total capitalization percentage, as calculated in accordance with its credit line, was 58% and 57%.

PPL Electric leases vehicles, office space, land, buildings, personal computers and other equipment under separate lease arrangements. See Note 6 to the Financial Statements for a further discussion of the operating leases.

At December 31, 2002, the estimated contractual cash obligations of PPL Electric were as follows:

Contractual Cash Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-term Debt (a)	$3,183	$274	$665	$1,034	$1,210
Capital Lease Obligations
Operating Leases	46	11	16	9	10
Purchase Obligations (b)	9,944	1,342	2,739	2,852	3,011
Other Long-term Obligations (c)	31	20	11

Total Contractual Cash Obligations	$13,204	$1,647	$3,431	$3,895	$4,231

(a)	Includes $1.7 billion of transition bonds issued by PPL Transition Bond Company in 1999 to securitize a portion of PPL Electric’s stranded costs. This debt is non-recourse to PPL Electric.
(b)	The payments reflected herein are subject to change as the purchase obligation reflected is an estimate based on projected obligated quantities and projected pricing under the contract.
(c)	Includes redemptions of preferred securities.

At December 31, 2002, PPL Electric provided a guarantee in the amount of $7 million in support of Safe Harbor, in which PPL Electric had an ownership interest prior to the corporate realignment.

At December 31, 2002, the estimated commercial commitments of PPL Electric were as follows:

		Amount of Commitment Expiration Per Period
Other Commercial Commitments	Total Amounts Committed	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Lines of Credit
Standby Letters of Credit	$41	$41
Draws Under Lines of Credit
Guarantees
Debt (a)	100	93			$7
Performance
Standby Repurchase Obligations
Other Commercial Commitments

Total Commercial Commitments	$141	$134			$7

(a)	Includes guarantees on certain operating lease obligations. If incurred, a portion of the costs would be billed to affiliates.

Terms governing the securities, guarantees, leases and other obligations issued by PPL Electric contain financial and other covenants that require compliance in order to avoid defaults and accelerations of payments. At this time, PPL Electric believes that it will be able to meet these covenant requirements. In order to meet its maturing obligations in future years, PPL Electric expects that it will have to continue to access both the bank and capital securities markets. The long-term debt and similar securities and their maturities are included in the table of Contractual Cash Obligations above.

Net cash provided by investing activities in 2002 was $41 million, as compared to net cash used in investing activities of $432 million in 2001. The $473 million difference was primarily the result of a loan repayment by an affiliate. In 2003, PPL Electric’s expenditures for property, plant and equipment are expected to increase modestly to accommodate an automated meter reading project initiated in late 2001. PPL Electric anticipates that its capital requirements will be funded from cash on hand, loan repayments from affiliates and cash from operations in 2003. (See “Capital Expenditure Requirements” for additional information.)

Subsequent Financing

In February 2003, on behalf of PPL Electric, the Lehigh County Industrial Development Authority (LCIDA) issued $90 million aggregate principal amount of 3.125% Pollution Control Revenue Refunding Bonds due 2008. These tax-exempt bonds were issued to refund the outstanding $90 million aggregate principal amount of the 6.40% Pollution Control Revenue Refunding Bonds issued by the LCIDA on PPL Electric’s behalf in 1992. The bonds are insured by a financial guaranty insurance policy issued by Ambac Assurance Corporation and have the highest investment grade ratings, Aaa by Moody’s and AAA by Standard & Poor’s. In connection with the issuance of the bonds, PPL Electric issued to the LCIDA a promissory note with principal, interest and prepayment provisions corresponding to the bonds. In addition, PPL Electric issued a like amount of Senior Secured Bonds under the 2001 Senior Secured Bond Indenture to secure its obligations under the promissory note.

Risk Management

Market Risk

Commodity Price Risk—PLR Contracts

PPL Electric and PPL EnergyPlus have power supply agreements under which PPL EnergyPlus sells to PPL Electric (under a predetermined pricing arrangement) energy and capacity to fulfill PPL Electric’s PLR obligation through 2009. As a result, PPL Electric has shifted any electric price risk relating to its PLR obligation to PPL EnergyPlus for 2002 through 2009. See Note 10 to the Financial Statements for information on the PLR contracts.

Interest Rate Risk

PPL Electric has issued debt to finance its operations, which increases its interest rate risk. At December 31, 2002 and 2001, PPL Electric’s potential annual exposure to increased interest expense, based on a 10% increase in interest rates, was not significant.

PPL Electric is also exposed to changes in the fair value of its debt portfolio. At December 31, 2002, PPL Electric estimated that its potential exposure to a change in the fair value of its debt portfolio, through a 10% adverse movement in interest rates, was approximately $45 million, compared to $56 million at December 31, 2001.

In connection with the corporate realignment, effective July 1, 2000, PPL Electric’s unregulated energy marketing and trading activities were transferred to PPL EnergyPlus.

Related Party Transactions

PPL Electric is not aware of any material ownership interests or operating responsibility by senior management of PPL Electric or its subsidiaries in outside partnerships, including leasing transactions with variable interest entities, or other entities doing business with PPL Electric.

For additional information on related party accounting transactions, see Note 10 to the Financial Statements.

Capital Expenditure Requirements

The schedule below shows PPL Electric’s current capital expenditure projections for the years 2003-2007 and actual spending for the year 2002:

	Actual 2002	Projected
		2003	2004	2005	2006	2007
Construction expenditures
Expenditures for property, plant and equipment	$223	$222	$163	$162	$165	$159
Other	33	28	26	30	31	29

Total Capital Expenditures	$256	$250	$189	$192	$196	$188

Construction expenditures include AFUDC which is expected to be less than $4 million in each of the years 2003-2007.

PPL Electric’s capital expenditure projections for the years 2003-2007 total $1.0 billion. Capital expenditure plans are revised periodically to reflect changes in conditions.

Environmental Matters

See Note 9 to the Financial Statements for a discussion of environmental matters.

Competition

The electric utility industry has experienced, and may continue to experience, an increase in the level of competition in the energy supply market at both the state and federal levels. PPL Electric’s PLR supply business will be affected by customers who select alternate suppliers under the Customer Choice Act.

In July 2001, the FERC issued orders calling for the formation of one RTO throughout the Mid-Atlantic region (PJM), New York and New England. In response, PPL Electric is taking the position that a single northeastern RTO is a significant step forward in establishing a reliable and properly functioning wholesale electricity market in the region. PPL Electric strongly supports the most comprehensive amalgamation of the existing and proposed northeast power pools, including the establishment of a single RTO as well as the elimination of marketplace distinctions and control area boundaries. The FERC’s northeastern RTO proceeding is continuing.

See Note 9 to the Financial Statements for information on the FERC Notice of Proposed Rulemaking entitled “Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design.”

Application of Critical Accounting Policies

PPL Electric’s financial condition and results of operations are impacted by the methods, assumptions and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to the financial condition or results of operations of PPL Electric, and require estimates or other judgments of matters inherently uncertain. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the information presented in the financial statements. (These accounting policies are also discussed in Note 1 to the Financial Statements.) PPL’s senior management has reviewed these critical accounting policies, and the estimates and assumptions regarding them, with its Audit Committee. In addition, PPL’s senior management has reviewed the following disclosures regarding the application of these critical accounting policies with the Audit Committee.

1)    Pension and Other Postretirement Benefits

As described in Note 8 to the Financial Statements, PPL Electric participates in, and is allocated a significant portion of the liability and net periodic pension cost of the PPL Retirement Plan and the PPL Postretirement Benefit Plan. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and performance of plan assets. Delayed recognition of differences between actual results and expected or estimated results is a guiding principle of these standards. This delayed recognition of actual results allows for a smoothed recognition of changes in benefit obligations and plan performance over the working lives of the employees who benefit under the plans. The primary assumptions are as follows:

•	Discount Rate – The discount rate is used in calculating the present value of benefits, which are based on projections of benefit payments to be made in the future.

•	Expected Return on Plan Assets – Management projects the future return on plan assets based principally on prior performance. These projected returns reduce the net benefit costs the company will record currently.

•	Rate of Compensation Increase – Management projects employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•	Health Care Cost Trend Rate – Management projects the expected increases in the cost of health care.

During 2002, PPL made changes to its assumptions related to the discount rate, the expected return on plan assets, the rate of compensation increase and the health care cost trend rate. Management consults with its actuaries when selecting each of these assumptions.

In selecting discount rates, PPL considers fixed-income security yield rates. At December 31, 2002, PPL decreased the discount rate for its domestic plans from 7.25% to 6.75% as a result of decreased fixed-income security returns.

In selecting an expected return on plan assets, PPL considers past performance and economic forecasts for the types of investments held by the plan. At December 31, 2002, PPL decreased the expected return on plan assets for its domestic pension plans from 9.2% to 9.0% as a result of continued declines in equity and fixed-income security returns.

In selecting a rate of compensation increase, PPL considered past experience in light of movements in inflation rates. At December 31, 2002, PPL decreased the rate of compensation increase from 4.25% to 4.0% for its domestic plans.

In selecting health care cost trend rates, PPL considers past performance and forecasts of health care costs. At December 31, 2002, PPL increased its previous health care cost trend rates. The previous rates were 7.0% for 2002, gradually declining to 6% in 2006. The new rates are 12% for 2003, gradually declining to 5.0% for 2010. These changes are based upon continued increases in health care costs.

A variance in the assumptions listed above could have a significant impact on the accrued pension and other postretirement benefit liabilities and reported annual net periodic pension and other postretirement benefit cost allocated to PPL Electric. The following chart reflects the sensitivities associated with a change in certain assumptions. While the chart below reflects either an increase or decrease in each assumption, PPL and its actuaries expect that the inverse of this change would impact the accrued pension and other postretirement benefit liabilities and reported annual net periodic pension and other postretirement benefit cost by a similar amount in the opposite direction. Each sensitivity below reflects an evaluation of the change based solely on a change in that assumption.

	Increase/(Decrease)
Actuarial Assumption	Change in Assumption	Impact on Liabilities	Impact on Cost
Discount Rate	(0.25)%	$4	$4
Expected Return on Plan Assets	(0.25)%	2	2
Rate of Compensation Increase	0.25%	2	2
Health Care Cost Trend Rate (a)	1.0%	1	1

(a)	Only impacts other postretirement benefits

At December 31, 2002, PPL Electric had been allocated accrued pension and other postretirement benefit liabilities totaling $72 million, included in “Deferred Credits and Other Noncurrent Liabilities—Other” on the Balance Sheet. The $72 million liability represented a $1 million increase over the liability that was recorded at December 31, 2001.

In 2002, PPL Electric was allocated net periodic pension and other postretirement income, credited to operating expense of $4 million. This amount represents a $10 million reduction in the credit recognized during 2001. This reduction was primarily due to the remeasurement of the projected benefit obligation and the recognition of a decline in asset value for PPL’s primary pension plan during 2002.

Refer to Note 8 to the Financial Statements for additional information regarding pension and other postretirement benefits.

2)    Loss Accruals

PPL Electric periodically records the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. These events are called “contingencies,” and PPL Electric’s accounting for such events is prescribed by SFAS 5, “Accounting for Contingencies.” SFAS 5 defines a contingency as “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.”

For loss contingencies, the loss must be accrued if (1) information is available that indicates it is “probable” that the loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. FASB defines “probable” as cases in which “the future event or events are likely to occur.” SFAS 5 does not permit the accrual of gain contingencies under any circumstances.

The accrual of a loss contingency involves considerable judgment on the part of management. The accounting aspects of loss accruals include: (1) the initial identification and recording of the loss accrual and (2) the determination of a triggering event for reducing a recorded loss accrual and the on-going assessment as to whether a recorded loss accrual is reasonable.

Initial Identification and Recording of the Loss Accrual

PPL Electric uses its internal expertise and outside experts (such as lawyers, tax specialists and engineers), as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss.

Throughout 2002, PPL Electric assessed potential loss accruals for environmental remediation, litigation claims, regulatory penalties and other events. There were no material events identified for which a loss was probable and for which the loss could be reasonably estimated. Therefore, there were no material loss accruals recorded in 2002 using the SFAS 5 criteria.

However, PPL Electric has identified certain events which could give rise to a loss, but which do not meet the conditions for accrual under SFAS 5. SFAS 5 requires disclosure, but not a recording, of potential losses when it is “reasonably possible” that a loss has been incurred. FASB defines “reasonably possible” as cases in which “the chance of the future event or events occurring is more than remote but less than likely.”

See Note 9 to the Financial Statements for disclosure of potential loss accruals, most of which have not met the criteria for accrual under SFAS 5. Such disclosures include any potential adverse outcome related to the PJM Market Monitor report and studies regarding the impact of electric and magnetic fields.

Reducing Recorded Loss Accruals and On-Going Assessment

When a loss accrual is recorded, PPL Electric identifies the triggering event for subsequently reducing the loss accrual. Also, PPL Electric periodically reviews the loss accrual to assure that the recorded potential loss exposure is reasonable.

The largest contingency currently on PPL’s balance sheet is the loss accrual for above-market NUG purchase commitments, being the difference between the above-market contract terms and the fair value of electricity. This loss accrual was originally recorded at $854 million in 1998, when PPL Electric’s generation business was deregulated. Under regulatory accounting, PPL Electric recorded the above-market cost of the purchases from NUGs as part of its purchased power costs on an as-incurred basis, since these costs were recovered in regulated rates. When the generation business was deregulated, the loss contingency associated with the commitment to make above-market NUG purchases was recorded. This loss accrual for the above-market portion of NUG purchase commitments was recorded because it was probable that the loss had been incurred and the estimate of future energy prices could be reasonably determined, using the then forward prices of electricity and capacity information. This loss accrual was transferred to PPL EnergyPlus in the July 1, 2000 corporate realignment.

When the loss accrual related to NUG purchases was recorded in 1998, PPL Electric established the triggering events for when the loss accrual would be reduced. A schedule was established to reduce the liability based on projected purchases over the lives of the NUG contracts. All but one of the NUG contracts expire by 2009, with the last one ending in 2014.

Prior to the July 1, 2000 transfer, PPL Electric reduced the above-market NUG liability based on the aforementioned schedule. Prior to the transfer, as PPL Electric reduced the liability for the above-market NUG purchases, it offset the actual cost of NUG purchases, thereby bringing the net power purchase expense more in line with market prices.

PPL Electric periodically reviews its loss accruals, to assure that the recorded potential loss exposures are fairly stated.

Other Information

PPL’s Audit Committee has approved the independent auditor to provide the following services:

•	Audit and audit-related services (including services in connection with statutory and regulatory filings, reviews of offering documents and registration statements, employee benefit plan audits and internal control reviews);

•	Certain tax consulting and advisory services for projects commenced prior to December 31, 2002; and,

•	Other services permitted by the Sarbanes-Oxley Act of 2002 and SEC rules.

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REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowner

of PPL Electric Utilities Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of preferred stock, of company-obligated mandatorily redeemable securities and of long-term debt and the related consolidated statements of income, of cash flows and of shareowner’s common equity and comprehensive income present fairly, in all material respects, the financial position of PPL Electric Utilities Corporation and its subsidiaries (“PPL Electric”) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of PPL Electric’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8 to the consolidated financial statements, PPL Electric changed its method of accounting for amortizing unrecognized gains or losses in the annual pension expense/income determined under Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions, in 2001.

PricewaterhouseCoopers LLP

Philadelphia, PA

February 3, 2003

PPL ELECTRIC UTILITIES CORPORATION

MANAGEMENT’S REPORT ON RESPONSIBILITY FOR FINANCIAL STATEMENTS

PPL Electric management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other information in this annual report. The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on management’s best estimates and judgments where necessary. Management believes that the financial statements are free of material misstatements and present fairly the financial position, results of operations and cash flows of PPL Electric.

PPL Electric management is responsible for establishing and maintaining an effective internal control structure and effective disclosure controls and procedures for financial reporting. PPL Electric maintains a system of internal control that is designed to provide reasonable assurance that PPL Electric assets are safeguarded from loss or unauthorized use or disposition and that transactions are executed in accordance with management’s authorization and are properly recorded to permit the preparation of financial statements in accordance with generally accepted accounting principles. This system is augmented by a careful selection and training of qualified personnel, specific delegations of authority, a proper division of responsibilities, and utilization of written policies and procedures. An internal audit program monitors the effectiveness of this control system. Management believes that its internal control structure and its disclosure controls and procedures for financial reporting are adequate and effective.

The Board of Directors conducts activities through PPL’s Audit Committee, which consists entirely of independent directors who are not employees of PPL. PPL’s Audit Committee reviews audit plans, internal controls, financial reports and related matters and meets regularly with management as well as the independent accountants and internal auditors. The independent accountants and the internal auditors have free access to PPL’s Audit Committee, without management present, to discuss internal accounting control, auditing and financial reporting matters.

PricewaterhouseCoopers LLP, the independent certified public accountants, audited PPL Electric’s consolidated financial statements and issued their opinion above.

PPL Electric management also recognizes its responsibility for fostering a strong ethical climate so that it conducts its business affairs according to the highest standards of personal and corporate conduct.

Michael E. Bray

Vice Chairman and President

Joseph J. McCabe

Vice President and Controller

CONSOLIDATED STATEMENT OF INCOME FOR THE YEARS ENDED DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	2002	2001	2000
Operating Revenues
Retail electric	$2,527	$2,437	$2,413
Retail electric to affiliate	23	20	10
Wholesale electric	28	33	805
Wholesale electric to affiliate (Note 10)	160	176	86
Energy related businesses	10	28	22

Total	2,748	2,694	3,336

Operating Expenses
Operation
Fuel			200
Energy purchases	208	177	857
Energy purchases from affiliate (Note 10)	1,431	1,325	552
Other	252	237	360
Amortization of recoverable transition costs	226	251	227
Maintenance	67	51	147
Depreciation (Note 1)	94	91	167
Taxes, other than income (Note 2)	153	116	134
Energy related businesses	9	27	23
Workforce reduction (Note 15)	33

Total	2,473	2,275	2,667

Operating Income	275	419	669
Other Income—net (Note 11)	16	16	17
Interest Expense	218	230	231
Interest Expense with affiliate			8

Income Before Income Taxes	73	205	447
Income Taxes (Note 2)	18	65	171

Income Before Extraordinary Item	55	140	276
Extraordinary Item (net of income taxes) (Note 1)			11

Income Before Cumulative Effect of a Change in Accounting Principle	55	140	287
Cumulative Effect of a Change in Accounting Principle (net of income taxes) (Note 8)		5

Income Before Dividends and Distributions on Preferred Securities	55	145	287
Dividends and Distributions—Preferred Securities	16	26	26

Net Income	$39	$119	$261

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED

DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	2002	2001	2000
Cash Flows From Operating Activities
Net income	$39	$119	$261
Extraordinary item (net of income taxes)			11

Net income before extraordinary item	39	119	250
Adjustments to reconcile net income before extraordinary item to net cash provided by operating activities
Depreciation	94	91	167
Amortizations—recoverable transition costs and other	245	260	217
Dividend and distribution requirements—preferred securities	16	26	26
Deferred income taxes and investment tax credits	21	31	(9)
Workforce reduction—net of cash paid	31
Prepayment on PLR energy supply from affiliate		(90)
Pension income	(17)	(24)	(4)
Cumulative effect of a change in accounting principle		(5)
Change in current assets and current liabilities
Accounts receivable	(65)	76	22
Accounts payable	(97)	(113)	(192)
Other—net	5	33	339
Other operating activities—net
Other assets	11	(22)	37
Other liabilities	(9)	10	(50)

Net cash provided by operating activities	274	392	803

Cash Flows From Investing Activities
Expenditures for property, plant and equipment	(223)	(134)	(242)
Net (increase) decrease in notes receivable from parent and affiliates	260	(280)	142
Other investing activities—net	4	(18)	31

Net cash provided by (used in) investing activities	41	(432)	(69)

Cash Flows From Financing Activities
Issuance of long-term debt		800
Retirement of long-term debt	(285)	(465)	(380)
Retirement of company-obligated mandatorily redeemable preferred securities	(250)
Contribution from parent	240
Purchase of treasury stock		(280)
Retirement of preferred stock		(15)
Payment of common and preferred dividends	(85)	(107)	(140)
Termination of nuclear fuel lease			(154)
Cash of subsidiaries divested in corporate realignment (Note 13)			(73)
Net increase (decrease) in short-term debt	15	(59)	239
Other financing activities—net		(22)	(11)

Net cash used in financing activities	(365)	(148)	(519)

Net Increase (Decrease) in Cash and Cash Equivalents	(50)	(188)	215
Cash and Cash Equivalents at Beginning of Period	79	267	52

Cash and Cash Equivalents at End of Period	$29	$79	$267

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest (net of amount capitalized)	$222	$214	$227
Income taxes	$32	$63	$91

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	2002	2001
Assets

Current Assets
Cash and cash equivalents (Note 1)	$29	$79
Accounts receivable (less reserve: 2002, $23; 2001, $19)	216	185
Unbilled revenues	113	131
Accounts receivable from affiliates (Note 10)	44	18
Notes receivable from affiliates (Note 10)	90	350
Income tax receivable	35	35
Prepayments	51	4
Prepayment on PLR energy supply from affiliate (Note 10)	12	11
Deferred income taxes (Note 2)	43	41
Other	36	29

	669	883

Property, Plant and Equipment—net (Note 1)
Electric utility plant in service
Transmission and distribution	2,214	2,101
General	192	183

	2,406	2,284
Construction work in progress	46	32

Electric utility plant	2,452	2,316
Other property	4	3

	2,456	2,319

Regulatory and Other Noncurrent Assets (Note 1)
Recoverable transition costs	1,946	2,172
Intangibles (Note 12)	118	125
Prepayment on PLR energy supply from affiliate (Note 10)	69	79
Other	325	343

	2,458	2,719

	$5,583	$5,921

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	2002	2001
Liabilities and Equity

Current Liabilities
Short-term debt (Note 5)	$15
Long-term debt	274	$274
Accounts payable	42	34
Accounts payable to affiliates (Note 10)	24	122
Taxes	96	74
Interest	34	34
Other	63	46

	548	584

Long-term Debt	2,901	3,185

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits (Note 2)	780	757
Other (Notes 1 and 8)	125	132

	905	889

Commitments and Contingent Liabilities (Note 9)

Company-obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Company Debentures		250

Preferred Stock
With sinking fund requirements	31	31
Without sinking fund requirements	51	51

	82	82

Shareowner’s Common Equity
Common stock	1,476	1,476
Additional paid-in capital	282	51
Treasury stock (Note 1)	(912)	(912)
Earnings reinvested	308	332
Capital stock expense and other	(7)	(16)

	1,147	931

	$5,583	$5,921

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF SHAREOWNER’S COMMON EQUITY

AND COMPREHENSIVE INCOME

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars, except share amounts)

	For the Years Ended December 31,
	2002	2001	2000
Common stock at beginning of year	$1,476	$1,476	$1,476

Common stock at end of year	1,476	1,476	1,476

Additional paid-in capital at beginning of year	51	55	55
Capital contribution from PPL	240
Return of capital in conjunction with plan of division		(5)
Other	(9)	1

Additional paid-in capital at end of year	282	51	55

Treasury stock at beginning of year	(912)	(632)	(632)
Treasury stock purchased		(280)

Treasury stock at end of year	(912)	(912)	(632)

Earnings reinvested at beginning of year	332	277	419
Net income (a)	39	119	261
Cash dividends declared on common stock	(63)	(64)	(132)
Common distribution in corporate realignment			(271)

Earnings reinvested at end of year	308	332	277

Accumulated other comprehensive income (loss) at beginning of year			(6)
Transfer of minimum pension liability in corporate realignment (a) (b)			6

Accumulated other comprehensive income (loss) at end of year

Capital stock expense and other at beginning of year	(16)	(16)	(16)
Other	9

Capital stock expense and other at end of year	(7)	(16)	(16)

Total Shareowner’s Common Equity	$1,147	$931	$1,160

Common stock shares at beginning of year (c)	78,030	102,230	102,230
Treasury stock purchased		(24,200)

Common stock shares at end of year	78,030	78,030	102,230

(a) Statement of Comprehensive Income (Note 1):
Net income	$39	$119	$261
Other comprehensive income:
Transfer of minimum pension liability in corporate realignment			6

Total other comprehensive income			6

Comprehensive Income	$39	$119	$267

(b)	The adjustment in 2000 represents the transfer of the minimum pension liability to PPL Services in the corporate realignment.
(c)	Shares in thousands. No par value. 170 million shares authorized. All common shares of PPL Electric stock are owned by PPL.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF PREFERRED STOCK AT DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries (a)

(Millions of Dollars)

	Outstanding		Shares Outstanding 2002	Shares Authorized
	2002	2001
Preferred Stock—$100 par, cumulative
4 1/2%	$25	$25	247,524	629,936
Series	57	57	568,665	10,000,000

	$82	$82

Details of Preferred Stock (b)

	Outstanding		Shares Outstanding	Optional Redemption Price Per Share		Sinking Fund Provisions
						Shares to be Redeemed Annually	Redemption Period
	2002	2001	2002
With Sinking Fund Requirements
Series Preferred
6.125%	$17	$17	167,500	$100.00	(c)	(d)	2003-2005
6.15%	10	10	97,500	100.00	(c)	97,500	April 2003
6.33%	4	4	46,000	100.00	(c)	46,000	July 2003

	$31	$31

Without Sinking Fund Requirements
4 1/2% Preferred	$25	$25	247,524	$110.00
Series Preferred
3.35%	2	2	20,605	103.50
4.40%	12	12	117,676	102.00
4.60%	3	3	28,614	103.00
6.75%	9	9	90,770	Varies	(c)

	$51	$51

Decreases in Preferred Stock

	2002		2001		2000
	Shares	Amount	Shares	Amount	Shares	Amount
4 1/2% Preferred			(134)
Series Preferred
5.95%			(10,000)	$(1)
6.125%			(148,000)	(14)

Decreases in Preferred Stock normally represent: (i) the redemption of stock pursuant to sinking fund requirements; or (ii) shares redeemed pursuant to optional provisions. There were no issuances or redemptions of preferred stock in 2002 or 2000 through these provisions.

(a)	Each share of PPL Electric’s preferred stock entitles the holder to one vote on any question presented to PPL Electric’s shareowners’ meetings. There were 5 million shares of PPL Electric’s preference stock authorized; none were outstanding at December 31, 2002 and 2001.
(b)	The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).
(c)	These series of preferred stock are not redeemable prior to 2003: 6.125%, 6.15%, 6.33% and 6.75%.
(d)	Shares to be redeemed annually on October 1 as follows: 2003-2004, 57,500; 2005, 52,500.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF COMPANY-OBLIGATED MANDATORILY

REDEEMABLE SECURITIES AT DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries (a)

(Millions of Dollars)

	Outstanding		Shares Outstanding	Shares Authorized	Maturity (b)
	2002	2001	2002
Company-obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Company Debentures—$25 per security
8.10%		$150		6,000,000	July 2027
8.20%		100		4,000,000	April 2027

		$250

(a)	PPL Capital Trust and PPL Capital Trust II issued to the public a total of $250 million of preferred securities through two Delaware statutory business trusts holding solely PPL Electric debentures. PPL Electric owns all of the common securities of the subsidiary trusts, representing the remaining undivided beneficial ownership interest in the assets of the trusts. The proceeds derived from the issuance of the preferred securities and the common securities were used by PPL Capital Trust and PPL Capital Trust II to acquire $103 million and $155 million principal amount of PPL Electric Junior Subordinated Deferrable Interest Debentures (Subordinated Debentures). Thus, the preferred securities are supported by a corresponding amount of Subordinated Debentures issued by PPL Electric to the trusts.
(b)	The preferred securities were subject to mandatory redemption upon the early redemption of all of the Subordinated Debentures. At the option of PPL Electric, the 8.20% Subordinated Debentures were redeemed in May 2002 and the 8.10% Subordinated Debentures were redeemed in September 2002. The redemption price was $25 per preferred security plus an amount equal to accumulated and unpaid distributions to the date of redemption.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	Outstanding				Maturity (a)
	2002			2001
First Mortgage Bonds (b)
7 3/4%				$28	May 1, 2002
6 7/8%	$19			19	February 1, 2003
6 7/8%	25			25	March 1, 2004
6 1/2%	110			110	April 1, 2005
6.55%	146			146	March 1, 2006
7 3/8%	10			10	2013-2017
8 1/2%		(c	)	11	2018-2022
6 3/4% to 7 7/8%	72			72	2023-2024
First Mortgage Pollution Control Bonds (b)
6.40% Series H	90			90	November 1, 2021
5.50% Series I	53			53	February 15, 2027
6.40% Series J	116			116	September 1, 2029
6.15% Series K	55			55	August 1, 2029
Senior Secured Bonds (b)
5 7/8%	300			300	August 15, 2007
6 1/4%	500			500	August 15, 2009

	1,496			1,535
Series 1999-1 Transition Bonds
6.08% to 7.15%	1,678	(d	)	1,923	2002-2008

Pollution Control Revenue Bonds—1.54%	9			9	June 1, 2027

	3,183			3,467
Unamortized discount	(8)			(8)

	3,175			3,459
Less amount due within one year	(274)			(274)

Total Long-Term Debt	$2,901			$3,185

(a)	Aggregate long-term debt maturities through 2007 are (millions of dollars): 2003, $274; 2004, $289; 2005, $376; 2006, $434; 2007, $600. There are no bonds outstanding that have sinking fund requirements.
(b)	The First Mortgage Bonds and the First Mortgage Pollution Control Bonds were issued under, and are secured by, the lien of the 1945 First Mortgage Bond Indenture. The lien of the 1945 First Mortgage Bond Indenture covers substantially all electric transmission and distribution plant owned by PPL Electric. The Senior Secured Bonds were issued under the 2001 Senior Secured Bond Indenture. The Senior Secured Bonds are secured by (i) an equal principal amount of First Mortgage Bonds issued under the 1945 First Mortgage Bond Indenture and (ii) the lien of the 2001 Senior Secured Bond Indenture, which covers substantially all electric transmission and distribution plant owned by PPL Electric and which is junior to the lien of the 1945 First Mortgage Bond Indenture.
(c)	In May 2002, PPL Electric redeemed and retired all of its outstanding First Mortgage Bonds, 8 1/2% Series due 2022, at an aggregate par value of $11 million through the maintenance and replacement fund provisions of its 1945 First Mortgage Bond Indenture.
(d)	In August 1999, PPL Transition Bond Company issued $2.4 billion of transition bonds to securitize a portion of PPL Electric’s stranded costs. The bonds were issued in eight different classes, with expected average lives of 1 to 8.7 years. Bond principal payments of $245 million were made in 2002.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Terms and abbreviations appearing in the Notes to Consolidated Financial Statements are explained in the glossary. Dollars are in millions, unless otherwise noted.

1.    Summary of Significant Accounting Policies

Business and Consolidation

PPL is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the generation and marketing of electricity in the northeastern and western U.S. and in the delivery of electricity in Pennsylvania, the U.K. and Latin America. Based in Allentown, Pennsylvania, PPL is the parent of PPL Energy Funding, PPL Electric, PPL Gas Utilities, PPL Services and PPL Capital Funding.

PPL Electric is the principal regulated subsidiary of PPL. PPL Electric’s principal businesses are the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR.

The consolidated financial statements include the accounts of PPL Electric and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

Use of Estimates/Contingencies

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PPL Electric records loss contingencies in accordance with SFAS 5, “Accounting for Contingencies.”

Accounting Records

The accounting records for PPL Electric are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

Cash Equivalents

All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

Property, Plant and Equipment

Property, plant and equipment is recorded at original cost, unless impaired under the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” Original cost includes material, labor, contractor costs, construction overheads and AFUDC. The cost of repairs and minor replacements are charged to expense as incurred. PPL Electric records costs associated with planned major maintenance projects in the period in which the costs are incurred. No costs are accrued in advance of the period in which the work is performed. AFUDC is capitalized as part of the construction costs for regulated projects.

When a component of regulated property, plant or equipment is retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation. When all or a significant portion of an operating unit is retired or sold that was depreciated under the composite or group method, the property and the related accumulated depreciation account is reduced and any gain or loss is included in income, unless otherwise required by regulators. See discussion of depreciation methods below.

Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite and group methods. The annual provisions for depreciation have been computed principally in accordance with the following ranges of asset lives: transmission and distribution, 15-80 years, and general, 10-80 years. PPL Electric periodically reviews and adjusts the depreciable lives of its fixed assets if approved by regulators.

Following are the classes of PPL Electric property, plant and equipment, with the associated accumulated depreciation, at December 31:

	2002	2001
Electric plant
Transmission and distribution	$3,584	$3,412
General	324	312
Construction work in progress	46	32
Other property	5	5

	3,959	3,761
Less: Accumulated depreciation	1,503	1,442

	$2,456	$2,319

Asset Impairment

Long-lived assets and identifiable intangibles held and used by PPL Electric are reviewed for impairment when events or circumstances indicate carrying amounts may not be recoverable. Such reviews were performed in accordance with SFAS 144 in 2002 and SFAS 121 in prior years. SFAS 144 and SFAS 121 required impairment losses to be recognized if the asset’s carrying amount was not recoverable from undiscounted future cash flow. The impairment charge is measured by the difference between the asset’s carrying amount and fair value.

Regulation

Historically, PPL Electric accounted for its regulated operations, which included transmission, distribution and generation, in accordance with the provisions of SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” which requires rate-regulated entities to reflect the effects of regulatory decisions in their financial statements. PPL Electric discontinued application of SFAS 71 for the generation portion of its business, effective June 30, 1998. In connection with the corporate realignment, effective July 1, 2000, PPL Electric’s generating and certain other related assets, along with associated liabilities, were transferred to new unregulated subsidiaries of PPL Generation. PPL Electric’s remaining regulated business continues to be subject to SFAS 71.

The following regulatory assets were included in the “Regulatory and Other Noncurrent Assets” section of the Balance Sheet at December 31:

	2002	2001
Recoverable transition costs	$1,946	$2,172
Taxes recoverable through future rates	235	239
Other	8	6

	$2,189	$2,417

Based on the PUC Final Order, PPL Electric was amortizing its competitive transition (or stranded) costs over an 11-year transition period effective January 1, 1999. In August 1999, competitive transition costs of $2.4 billion were converted to intangible transition costs when they were securitized by the issuance of transition bonds. The intangible transition costs are being amortized over the life of the transition bonds, August 1999 through December 2008, in accordance with an amortization schedule filed with the PUC. The assets of PPL Transition Bond Company, including the intangible transition property, are not available to creditors of PPL Electric. The transition bonds are obligations of PPL Transition Bond Company and are non-recourse to PPL Electric. The remaining competitive transition costs are also being amortized based on an amortization schedule previously filed with the PUC, adjusted for those competitive transition costs that were converted to intangible transition costs. As a result of the conversion of a significant portion of the competitive transition costs into intangible transition costs, amortization of substantially all of the remaining competitive transition costs will occur in 2009.

Revenue Recognition

Operating revenues are recorded based on deliveries through the end of the calendar month. Unbilled retail revenues result because customers’ meters are read and bills are rendered throughout the month, rather than all being read at the end of the month. Unbilled revenues for a month are calculated by multiplying an estimate of unbilled kWh by the estimated average cents per kWh.

Income Taxes

The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets—Other” on the Balance Sheet. See Note 2 for additional information.

PPL Electric deferred investment tax credits when they were utilized and is amortizing the deferrals over the average lives of the related assets.

PPL Electric and its subsidiaries are included in the consolidated federal income tax return of PPL. The income tax provision for PPL Electric is calculated in accordance with an intercompany tax sharing policy which provides that the taxable income be calculated as if PPL Electric and its subsidiaries filed a separate consolidated return.

Leases

PPL Electric applies the provisions of SFAS 13, “Accounting for Leases,” to all leasing transactions. In addition, PPL Electric applies the provisions of numerous other accounting pronouncements that provide specific guidance and additional requirements related to accounting for leases.

See Note 6 for a discussion of accounting for leases under which PPL Electric is a lessee.

Stock-Based Compensation

PPL grants stock options, restricted stock and stock units to employees and directors under several stock-based compensation plans, as detailed in Note 7. SFAS 123, “Accounting for Stock-Based Compensation,” encourages entities to record compensation expense for stock-based employee compensation plans at fair value but provides the option of measuring compensation expense using the intrinsic value method prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees.” As of December 31, 2002, PPL and its subsidiaries accounted for stock-based compensation in accordance with APB Opinion No. 25.

PPL and its subsidiaries adopted the fair value method of accounting for stock-based compensation effective January 1, 2003 using the prospective method of transition permitted by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123.” See Note 16 for further discussion of SFAS 148 and this adoption. Use of the fair value method under SFAS 123 requires the recognition of compensation expense for stock options issued by PPL which APB Opinion No. 25 did not require. As currently structured, awards of restricted stock and stock units will result in the same amount of compensation expense under the fair value method of SFAS 123 as they did under the intrinsic value method of APB Opinion No. 25.

Stock-based compensation expense for PPL Electric was immaterial under both the intrinsic value and fair value methods.

Pension and Other Postretirement Benefits

See Note 8 for a discussion of accounting for pension and other postretirement benefits.

Treasury Stock

Treasury shares are reflected on the balance sheet as an offset to common equity under the cost method of accounting. Management has no definitive plans for the future use of these shares.

Independent System Operator

PPL Electric participates in PJM as a transmission owner and provider of last resort load.

Extraordinary Item

In December 2000, PPL Electric recorded an $11 million extraordinary credit relating to wholesale power activity.

Reclassifications

Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the current presentation.

New Accounting Standards

See Note 16 for a discussion of new accounting standards.

2.    Income and Other Taxes

For 2002, 2001 and 2000, the corporate federal income tax rate was 35%. The Pennsylvania corporate net income tax rate was 9.99%.

The tax effects of significant temporary differences comprising PPL Electric’s net deferred income tax liability were as follows:

	2002	2001
Deferred Tax Assets
Deferred investment tax credits	$11	$12
Accrued pension costs	33	31
Contribution in aid of construction	55	41
Other	61	63

	160	147

Deferred Tax Liabilities
Electric utility plant—net	529	494
Restructuring—CTC	223	220
Taxes recoverable through future rates	99	99
Reacquired debt costs	10	12
Other	11	11

	872	836

Net deferred tax liability	$712	$689

Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes other than income are as follows:

	2002	2001	2000
Income Tax Expense
Current—Federal	$(8)	$31	$144
Current—State	5	6	35

	(3)	37	179

Deferred—Federal	27	27	(10)
Deferred—State	(3)	4	10

	24	31

Investment tax credit, net—federal	(3)	(3)	(8)

Total	$18	$65	$171

Total income tax expense—Federal	$16	$55	$126
Total income tax expense—State	2	10	45

Total	$18	$65	$171

Reconciliation of Income Tax Expense
Indicated federal income tax on pre-tax income before extraordinary item and cumulative effect of a change in accounting principle at statutory tax rate—35%	$26	$72	$156

Increase/(decrease) due to:
State income taxes	1	4	29
Flow through of depreciation differences not previously normalized			2
Amortization of investment tax credit	(3)	(3)	(7)
Other	(6)	(8)	(9)

	(8)	(7)	15

Total income tax expense	$18	$65	$171

Effective income tax rate	24.7%	31.7%	38.3%

Taxes, Other than Income
State gross receipts	$151	$105	$117
State utility realty	3	4	6
State capital stock	(2)	8	12
Property and other	1	(1)	(1)

	$153	$116	$134

3.    Nuclear Decommissioning Costs

Prior to July 1, 2000, an annual provision for PPL Electric’s share of the future cost to decommission the Susquehanna station, equal to the amount allowed in utility rates, was charged to depreciation expense. Such amounts were invested in external trust funds which could only be used for future decommissioning costs. In connection with the corporate realignment, effective July 1, 2000, the generating and certain other related assets, along with associated liabilities related to the operation and decommissioning of the Susquehanna nuclear station, were transferred to PPL Susquehanna.

4.    Financial Instruments

The carrying amount on the Balance Sheet and the estimated fair value of PPL Electric’s financial instruments are set forth below.

	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents (a)	$29	$29	$79	$79
Other investments (a)	27	27	35	35

Liabilities
Long-term debt (b)	3,175	3,476	3,459	3,575
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures (b)			250	253
Short-term debt (a)	15	15
Preferred stock with sinking fund requirements (b)	31	30	31	31

(a)	The carrying value of these financial instruments generally is based on established market prices and approximates fair value.
(b)	The fair value generally is based on quoted market prices for the securities where available and estimates based on current rates offered to PPL Electric where quoted market prices are not available.

5.    Credit Arrangements and Financing Activities

Credit Arrangements

In order to enhance liquidity, and as a credit back-stop to its commercial paper program, PPL Electric maintains a $400 million 364-day credit facility maturing in June 2003 (replacing a similar facility that had expired in June 2002). At December 31, 2002, no borrowings were outstanding under this facility. PPL Electric has the ability to cause the lenders to issue letters of credit under this facility. At December 31, 2002, PPL Electric had $40 million of letters of credit outstanding under its facility.

The subsidiaries of PPL are separate legal entities. PPL’s subsidiaries are not liable for the debts of PPL. Accordingly, creditors of PPL may not satisfy their debts from the assets of the subsidiaries absent a specific contractual undertaking by a subsidiary to pay PPL’s creditors or as required by applicable law or regulation. Similarly, absent a specific contractual undertaking or as required by applicable law or regulation, PPL is not liable for the debts of its subsidiaries. Accordingly, creditors of PPL’s subsidiaries may not satisfy their debts from the assets of PPL absent a specific contractual undertaking by PPL to pay the creditors of its subsidiaries or as required by applicable law or regulation.

Similarly, the subsidiaries of PPL Electric are separate legal entities. These subsidiaries are not liable for the debts of PPL Electric. Accordingly, creditors of PPL Electric may not satisfy their debts from the assets of its subsidiaries absent a specific contractual undertaking by a subsidiary to pay the creditors or as required by applicable law or regulation. In addition, absent a specific contractual undertaking or as required by applicable law or regulation, PPL Electric is not liable for the debts of its subsidiaries. Accordingly, creditors of these subsidiaries may not satisfy their debts from the assets of PPL Electric absent a specific contractual undertaking by PPL Electric to pay the creditors of its subsidiaries or as required by applicable law or regulation.

Financing Activities

In May 2002, PPL Electric:

•  retired $11 million of its outstanding First Mortgage Bonds, 8 1/2% Series due 2022, at par value, through the maintenance and replacement fund provisions of the 1945 First Mortgage Bond Indenture;

•  retired $28 million of its outstanding First Mortgage Bonds, 7 3/4% Series due May 2002, at par value; and

•  instructed the property trustee of PPL Capital Trust to redeem, at par value, all of the $100 million of outstanding 8.20% Preferred Securities due 2027 that were previously issued by PPL Capital Trust.

In the third quarter of 2002, PPL Electric instructed the property trustee for the 8.10% Preferred Securities due 2027 to redeem, at par value, all of the $150 million of outstanding preferred securities issued by PPL Capital Trust II. This redemption occurred in September 2002.

During 2002, PPL Transition Bond Company made principal payments on bonds totaling $245 million.

In September 2002, PPL Electric received a capital contribution of $240 million from PPL.

At December 31, 2002, PPL Electric had $15 million of commercial paper outstanding.

Dividend Restrictions

PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments in the event that PPL Electric fails to meet interest coverage ratios or fails to comply with certain separateness formalities undertaken in connection with its strategic initiative (see Note 14 for additional information). PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.

6.    Leases

In March 2000, PPL Electric terminated its nuclear fuel lease and repurchased $154 million of nuclear fuel from the lessor energy trust. In July 2000, all nuclear fuel was transferred to PPL Susquehanna in connection with the corporate realignment.

PPL Electric has leases for vehicles, office space, land, buildings, personal computers and other equipment. Rental expense for operating leases was $14 million in 2002 and 2001, and $16 million in 2000.

Total future minimum rental payments for all operating leases are estimated as follows: 2003, $11 million; 2004, $9 million; 2005, $7 million; 2006, $5 million; 2007, $4 million; and $10 million thereafter.

7.    Stock-Based Compensation

Under the PPL Incentive Compensation Plan (ICP) and the Incentive Compensation Plan for Key Employees (ICPKE) (together, the “Plans”), restricted shares of PPL common stock as well as stock options to purchase shares and stock units may be granted to officers and other key employees of PPL, PPL Electric and other affiliated companies. Awards under the Plans are made by the Compensation and Corporate Governance Committee (CCGC) of the PPL Board of Directors, in the case of the ICP, and by the PPL Corporate Leadership Council (CLC), in the case of the ICPKE. Each Plan limits the number of shares available for awards to two percent of the outstanding common stock of PPL on the first day of each calendar year. The maximum number of options that can be awarded under each Plan to any single eligible employee in any calendar year is 1.5 million shares. Any portion of these options that has not been granted may be carried over and used in any subsequent year. If any award lapses, is forfeited or the rights to the participant terminate, the shares of common stock underlying such an award are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued common stock, common stock held in treasury by PPL or common stock purchased on the open market (including private purchases) in accordance with applicable securities laws. At December 31, 2002, no stock units had been issued under the ICP or the ICPKE.

Restricted Stock

Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights. However, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death of employees. Restricted shares vest fully if control of PPL changes, as defined by the Plans.

Restricted stock awards of 18,860; 19,410; and 25,790 shares with weighted-average share values of $33.71, $44.79 and $20.46 were granted to PPL Electric employees in 2002, 2001 and 2000. Compensation expense for PPL Electric was not material for these three years.

Stock Options

Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL’s common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary (including PPL Electric), in installments as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. Options outstanding at December 31, 2002 vest over a three-year period from the date of grant in equal installments. The CCGC and CLC have discretion to accelerate the exercisability of the options. All options expire no later than ten years from the grant date. The options become exercisable if control of PPL changes, as defined by the Plans.

A summary of stock option activity, for options granted to employees of PPL Electric, follows:

	2002		2001		2000
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at beginning of year	163,942	$34.92	105,400	$24.53	47,090	$26.84
Granted	77,570	$33.49	92,450	$43.16	58,310	$22.65
Exercised			(33,908)	$25.04
Forfeited	(9,136)	$36.20

Outstanding at end of year	232,376	$34.40	163,942	$34.92	105,400	$24.53
Options exercisable at end of year	95,561		16,924		15,699
Weighted-average fair value of options granted	$11.68		$10.42		$3.37

The estimated fair value of each option granted was calculated using a modified Black-Scholes option-pricing model. The weighted average assumptions used in the model were as follows:

	2002	2001	2000
Risk-free interest rate	5.35%	5.46%	6.74%
Expected option life	10 yrs.	10 yrs.	10 yrs.
Expected stock volatility	39.11%	30.24%	19.79%
Dividend yield	3.34%	4.28%	5.70%

The following table summarizes information about stock options granted to PPL Electric employees at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/02	Weighted-Avg. Remaining Contractual Life	Weighted-Avg. Exercise Prices	Number Exercisable at 12/31/02	Weighted-Avg. Exercise Price
$19.00-$24.00	43,726	7.1	$22.65	28,496	$22.65
$25.00-$29.00	27,766	6.3	$26.84	27,766	$26.84
$30.00-$35.00	70,990	9.1	$33.49	3,290	$33.49
$40.00-$45.00	89,894	8.1	$43.16	36,009	$43.16

Total options outstanding had a weighted-average remaining life of 8.0 years at December 31, 2002.

PPL and its subsidiaries adopted the fair value method of accounting for stock-based compensation, as defined in SFAS 123, “Accounting for Stock-Based Compensation,” under the prospective method as defined by SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” effective January 1, 2003. At December 31, 2002, PPL applied the intrinsic value method, permitted under SFAS 123 and defined in APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. See Note 1 for additional information related to the adoption of the fair value method.

8.    Retirement and Postemployment Benefits

Pension and Other Postretirement Benefits

PPL and its subsidiaries sponsor various pension and other postretirement and postemployment benefit plans. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits.

Although PPL Electric does not directly sponsor any pension or postretirement plans, PPL Electric is allocated a portion of the liabilities and costs of plans sponsored by PPL Services based on participation in those plans. At December 31, 2002, the recorded balance of PPL Electric’s allocated share of the total pension liability was $71 million. At December 31, 2002, the balance in PPL Electric’s allocated share of the total postretirement medical liability was $1 million.

The majority of employees of PPL Electric will become eligible for certain health care and life insurance benefits upon retirement through contributory plans. Postretirement benefits under the PPL Retiree Health Plans are paid from funded VEBA trusts sponsored by PPL Services.

At December 31, 2002, PPL Electric had a regulatory asset of $5 million relating to postretirement benefits that is being amortized and recovered in rates, with a remaining life of 10 years. PPL Electric also maintains an additional liability for the cost of health care of retired miners of former subsidiaries that had been engaged in coal mining. At December 31, 2002, the liability was $23 million. The liability is the net of $54 million of estimated future benefit payments offset by $31 million of available assets in a PPL Electric-funded VEBA trust.

Net periodic pension cost credited to operating expense, excluding amounts charged to construction and other non-expense accounts, were $17 million in 2002, $24 million in 2001 and $4 million in 2000. PPL Electric is also allocated a portion of the costs of pension plans sponsored by PPL Services, based on participation in those plans.

In 2001, PPL changed its method of amortizing unrecognized gains or losses in the annual pension expense or income determined under SFAS 87, “Employers’ Accounting for Pensions.” Under the old method, the net unrecognized gains or losses in excess of 10% of the greater of the plan’s projected benefit obligation or market-related value of plan assets were amortized on a straight-line basis over the estimated average future service period of plan participants. Under the new method, a second corridor is utilized for the net unrecognized gains or losses in excess of 30% of the plan’s projected benefit obligation. The net unrecognized gains or losses outside the second corridor are now amortized on a straight-line method over a period equal to one-half of the average future service period of the plan participants. The new method is preferable under SFAS 87 because it provides more current recognition of gains and losses, thereby lessening the accumulation of unrecognized gains and losses.

The pro forma effect of retroactive application of this change in accounting principle would have reduced PPL Electric’s net income by $5 million in 2001 and would have increased net income by $4 million in 2000.

Retiree health and welfare benefits costs charged to operating expense, excluding amounts charged to construction and other non-expense accounts, were $13 million in 2002, $10 million in 2001 and $19 million in 2000.

Savings Plans

Substantially all employees of PPL Electric are eligible to participate in deferred savings plans (401(k)s). Contributions to the plans charged to operating expense approximated $2 million in 2002 and 2001, and $4 million in 2000.

Substantially all employees of PPL Electric are also eligible to participate in PPL’s ESOP.

Postemployment Benefits

PPL Electric provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses were not significant in 2002, 2001 or 2000.

9.    Commitments and Contingent Liabilities

Energy Purchases and Sales Commitments

Liability for Above Market NUG Contracts

In 1998, PPL Electric recorded a loss accrual for above market contracts with NUGs of $854 million, due to its generation business being deregulated. Effective January 1999, PPL Electric began reducing this liability as an offset to “Energy purchases” on the Statement of Income. This reduction is based on the estimated timing of the purchases from the NUGs and projected market prices for this generation. The final existing NUG contract expires in 2014. In connection with the corporate realignment, effective July 1, 2000, the remaining balance of this liability was transferred to PPL EnergyPlus.

Legal Matters

PPL Electric is involved in numerous legal proceedings, claims and litigation in the ordinary course of business. PPL Electric cannot predict the ultimate outcome of such matters, or whether such matters may result in material liabilities.

Regulatory Issues

PJM Capacity Transactions

In November 2001, the PJM Market Monitor publicly released a report prepared for the PUC entitled “Capacity Market Questions” relating to the pricing of installed capacity in the PJM daily market during the first quarter of 2001. The report concludes that PPL EnergyPlus (identified in the report as “Entity 1”) was able to exercise market power to raise the market-clearing price above the competitive level during that period. PPL EnergyPlus does not agree with the Market Monitor’s conclusions that it exercised market power; in addition, the Market Monitor acknowledged in his report that PJM’s standards and rules did not prohibit PPL EnergyPlus’ conduct. In November 2001, the PUC issued an Investigation Order directing its Law Bureau to conduct an investigation into PJM capacity market and the allegations in the Market Monitor’s report. In June 2002, the PUC issued an investigation report alleging, among other things, that PPL had “unfairly manipulated electricity markets in early 2001,” and that “there was an unlawful exercise of market power and market rules gaming by PPL” that was damaging to wholesale and retail electricity markets in Pennsylvania. The PUC stated that it was not authorized to, and was not attempting to, adjudicate the merits of PPL’s defenses to these charges, but has referred the matter to the U.S. Department of Justice—Antitrust Division, or DOJ, the FERC and the Pennsylvania Attorney General. PPL had previously responded to certain information requests of the DOJ in connection with a civil investigative demand regarding capacity transactions in PJM, and PPL has agreed to provide the Office of the Pennsylvania Attorney General with any information that it provided to the DOJ. In addition, in July 2002, PPL appealed the PUC order to the Commonwealth Court of Pennsylvania. Since the PUC clarified that its report has no precedential value and should be given no weight in any future proceedings, PPL consented to having its appeal dismissed by the Commonwealth Court. Accordingly, the Commonwealth Court dismissed the appeal in September 2002. Although PPL believes that the PUC’s report is inaccurate, that its conclusions are groundless, and that PPL acted ethically and legally, in compliance with all applicable laws and regulations, PPL cannot predict the outcome or extent of any investigations, litigation or other proceedings related to this matter.

In December 2002, PPL was served with a complaint against PPL, PPL EnergyPlus and PPL Electric filed in the U.S. District Court for the Eastern District of Pennsylvania by a group of 14 Pennsylvania boroughs that apparently alleges, in broad terms, violations of the federal antitrust laws in connection with the capacity transactions described in the PJM Market Monitor report. These boroughs are wholesale customers of PPL Electric. Although PPL Electric believes the claims under this complaint are without merit and intends to defend the actions vigorously, it cannot predict the outcome of these matters.

FERC Notice of Proposed Rulemaking

In July 2002, the FERC issued a Notice of Proposed Rulemaking entitled “Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design.” The proposed rule is currently available for public comment, with a final rule expected in late 2003. The proposed rule contains a proposed implementation date of July 31, 2003. However, since the issuance of the proposed rule, the FERC has announced several delays in the comment deadlines. Thus, any implementation dates are likely to be later than originally projected. This far-reaching proposed rule, in its current form, purports to establish uniform transmission rules and establish a standard market design by, among other things:

•	enacting standard transmission tariffs and uniform market mechanisms,

•	monitoring and mitigating “market power,”

•	managing transmission congestion through pricing and tradable financial rights,

•	requiring independent operational control over transmission facilities,

•	forming state advisory committees on regional transmission organizations and resource adequacy, and

•	exercising FERC jurisdiction over all transmission service.

If adopted, this proposed rule may have a significant impact on PPL Electric which cannot be predicted at this time.

Environmental Matters

Due to the environmental issues discussed below or other environmental matters, PPL Electric may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PPL Electric also may incur capital expenditures or operating expenses in amounts which are not now determinable, but which could be significant.

Superfund and Other Remediation

In 1995, PPL Electric entered into a consent order with the Pennsylvania DEP to address a number of sites where it may be liable for remediation. This may include potential PCB contamination at certain PPL Electric substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned or operated by PPL Electric; and oil or other contamination which may exist at some of PPL Electric’s former generating facilities. As of December 31, 2002, work has been completed on over 90% of the sites included in the consent order.

At December 31, 2002, PPL Electric had accrued approximately $4 million, representing the estimated amounts it will have to spend for site remediation, including those sites covered by its consent order mentioned above. Depending on the outcome of investigations at sites where investigations have not been completed, the costs of remediation and other liabilities could be substantial.

Electric and Magnetic Fields

Concerns have been expressed by some members of the public regarding the potential health effects of EMFs. These fields are emitted by all devices carrying electricity, including electric transmission and distribution lines and substation equipment. Government officials in the U.S. have focused attention on this issue. PPL Electric supports the current efforts to determine whether EMFs cause any human health problems and is taking steps to reduce EMFs, where practical, in the design of new transmission and distribution facilities. PPL Electric is unable to predict what effect, if any, the EMF issue might have on its operations and facilities and the associated cost, or what, if any, liabilities it might incur related to the EMF issue.

Other

Guarantees and Other Assurances

In the normal course of business, PPL Electric enters into agreements that provide financial performance assurance to third parties on behalf of certain subsidiaries. Such agreements include, for example, guarantees, stand-by letters of credit issued by financial institutions and surety bonds issued by insurance companies. These agreements are entered into primarily to support or enhance the creditworthiness attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of credit to accomplish the subsidiaries’ intended commercial purposes.

PPL Electric provides certain guarantees on behalf of third parties that are required to be disclosed in accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” See Note 16 for a discussion of FIN 45 and the impact of adoption. The guarantees provided on behalf of third parties as of December 31, 2002 are discussed below.

PPL Electric provides a guarantee in the amount of approximately $7 million, as of December 31, 2002, related to debt of an unconsolidated entity. The guarantee expires in June 2008.

PPL Electric also provides residual value guarantees to lessors under its operating leases for vehicles and other equipment. As of December 31, 2002, the maximum amount of the residual value guarantees for these leases was approximately $93 million.

The operating lease arrangements described above and PPL Electric’s or its subsidiaries’ other lease arrangements include certain indemnifications in favor of the lessors (e.g., indemnifications for environmental matters) with terms that range in duration and scope and that are not explicitly defined. Where appropriate, an obligation for such indemnifications is recorded as a liability. Because the obligated amounts of these types of indemnifications often are not explicitly stated, the overall maximum amount of the obligation under such indemnifications cannot be reasonably estimated. As of December 31, 2002, PPL Electric has not recorded any liability on its financial statements in connection with these indemnification obligations, as it does not believe, based on information currently available, that it is probable that any amounts will be paid under these guarantees.

In connection with many of its financing transactions, PPL Electric engages trustees or custodial, escrow or other agents to act for the benefit of the investors or to provide other agency services. PPL Electric typically provides indemnification to these agents for any liability or expenses incurred by them in performing its obligations. No liability is recorded for these indemnifications because PPL Electric believes that it is unlikely that it will be required to perform or otherwise incur any losses associated with these indemnification provisions.

PPL Electric also has various guarantees in contracts that it enters into in the normal course of business. These guarantees are primarily in the form of indemnities that range in duration and coverage and that do not explicitly state the amount of the indemnification obligation. These guarantees would only result in immaterial increases in future costs and do not represent significant commitments or contingent liabilities of the indebtedness of others. To date, PPL Electric has not made any significant payments for these indemnification obligations.

PPL, on behalf of itself and its subsidiaries, maintains insurance that covers liability assumed under contract for bodily injury and property damage. The coverage requires a $4 million deductible per occurrence and provides maximum aggregate coverage of approximately $175 million. This insurance may be applicable to certain obligations under the contractual arrangements discussed above.

10.    Related Party Transactions

PLR Contracts

PPL Electric has power sales agreements with PPL EnergyPlus, effective January 1, 2002, to supply all of PPL Electric’s PLR load through 2009. Under these contracts, PPL EnergyPlus will provide electricity at the predetermined capped prices that PPL Electric is authorized to charge its PLR customers. In 2002, these sales totaled $1.4 billion, including nuclear decommissioning recovery and amortization of an up-front contract payment. These sales totaled $1.3 billion in 2001 and $552 million in the last half of 2000, including nuclear decommissioning recovery, under the first PLR contract. These sales are included in the Statement of Income as “Energy purchases from affiliate.”

Under the PLR contracts, PPL Electric is required to make performance assurance deposits with PPL EnergyPlus when the market price of electricity is less than the contract price by more than its contract collateral threshold. Conversely, PPL EnergyPlus is required to make performance assurance deposits with PPL Electric when the market price of electricity is greater than the contract price by more than its contract collateral threshold. At December 31, 2002, neither PPL Electric nor PPL EnergyPlus was required to make performance assurance deposits since the market price of electricity was within contract collateral thresholds.

In August 2001, PPL Electric made a $90 million payment to PPL EnergyPlus in connection with the PLR contracts. The upfront payment is being amortized by both parties over the term of the PLR contracts. The unamortized balance of this payment and other payments under the contract was $81 million at December 31, 2002. See Note 14 for additional information.

NUG Purchases

PPL Electric has a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs. PPL Electric purchases electricity from the NUGs at contractual rates and then sells the electricity at the same price to PPL EnergyPlus. These purchases totaled $160 million in 2002, $176 million in 2001 and $86 million in the last half of 2000. These amounts are included in the Statement of Income as “Wholesale electric to affiliate” revenues.

Allocations of Corporate Service Costs

Corporate functions such as financial, legal, human resources and information services were transferred to PPL Services in the corporate realignment. PPL Services bills the respective PPL subsidiaries for the cost of such services when they can be specifically identified. The cost of these services that is not directly charged to PPL subsidiaries is allocated to certain of the subsidiaries based on the relative capital invested by PPL in these subsidiaries. PPL Services allocated the following charges to PPL Electric (charges in 2000 are for the six months following realignment):

	2002	2001	2000
Direct expenses	$56	$68	$22
Overhead costs	28	28	41

Intercompany Borrowings

In December 2001, PPL Electric made two loans from excess cash to PPL Energy Funding in the aggregate principal amount of $350 million. One loan was a demand promissory note in the original principal amount of $150 million requiring interest to be paid monthly at an annual interest rate of 4.0%. The other loan was a one-year term promissory note in the original principal amount of $200 million requiring interest to be paid monthly at an annual interest rate of 6.5%. This loan was terminated during 2002. The outstanding balance of the $150 million loan at December 31, 2002 was $90 million. Intercompany interest income, included in “Other Income—net,” was $9 million, $5 million and $22 million in 2002, 2001 and 2000.

Other

PPL Energy Supply owns no domestic transmission or distribution facilities, other than facilities to interconnect its generation with the electric transmission system. Therefore, PPL EnergyPlus and other PPL Generation subsidiaries must pay PPL Electric, the owner of a transmission system, to deliver the energy these subsidiaries supply to retail and wholesale customers in PPL Electric’s franchised territory in eastern and central Pennsylvania.

11.    Other Income—Net

The breakdown of PPL Electric’s Other Income was as follows:

	2002	2001	2000
Other Income
Affiliated interest income	$9	$5	$22
Equity earnings			1
Interest income	8	7	6
Non-operating income—affiliates		5
Miscellaneous		1	7

Total	17	18	36
Other Deductions
Write-off regulatory asset—PA Pilot Program			12
Miscellaneous	1	2	7

Other Income—net	$16	$16	$17

12.    Goodwill and Other Intangible Assets

On January 1, 2002, PPL Electric adopted SFAS 142, “Goodwill and Other Intangible Assets,” which eliminates the amortization of goodwill and other acquired intangible assets with indefinite economic useful lives. SFAS 142 requires an annual impairment test of goodwill at the reporting unit level. A reporting unit is a segment or one level below a segment (referred to as a component). Intangible assets other than goodwill that are not subject to amortization are also required to undergo an annual impairment test. PPL Electric changed the classification of certain intangible assets on the balance sheet upon adopting SFAS 142. Previously reported information has been restated to conform to the current presentation. The following information is disclosed in accordance with SFAS 142.

PPL Electric had no goodwill at December 31, 2002, 2001 and 2000. The adoption of SFAS 142 would not have affected prior period earnings of PPL Electric.

The carrying amount and the accumulated amortization of acquired intangible assets were as follows:

	December 31, 2002		December 31, 2001
	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Land and transmission rights	$192	$74	$197	$72

Intangible assets are shown as “Intangibles” on the Balance Sheet.

Amortization expense was approximately $2 million for 2002. Amortization expense is estimated at $2 million per year for 2003 through 2007.

13.    Corporate Realignment

On July 1, 2000, PPL and PPL Electric completed a corporate realignment in order to effectively separate PPL Electric’s regulated transmission and distribution operations from its recently deregulated generation operations and to better position the companies and their affiliates in the new competitive marketplace. The realignment included PPL Electric’s transfer of certain generation and related assets, and associated liabilities, to PPL and PPL Energy Funding at book value. The net book value of this transfer, recorded effective July 1, 2000, was $271 million.

This $271 million non-cash dividend to PPL had a significant impact on the consolidated assets and liabilities of PPL Electric. As indicated on the Statement of Cash Flows of PPL Electric, approximately $73 million of cash and cash equivalents of consolidated affiliates was divested as a result of the realignment distribution.

As a result of the corporate realignment, PPL Electric’s principal businesses are the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR. Other subsidiaries of PPL and PPL Electric are generally aligned in the new corporate structure according to their principal business functions.

The corporate realignment followed receipt of various regulatory approvals, including approvals from the IRS, the PUC, the FERC, and the NRC.

14.    Strategic Initiative

In August 2001, PPL completed a strategic initiative to confirm the structural separation of PPL Electric from PPL and PPL’s other affiliated companies. This initiative enabled PPL Electric to reduce business risk by securing a supply contract adequate to meet its PLR obligations and enabled PPL Electric to lower its capital costs.

In connection with this initiative, PPL Electric:

•	obtained a long-term electric supply contract to meet its PLR obligations, at prices generally equal to the pre-determined “capped” rates it is authorized to charge its PLR customers from 2002 through 2009 under the 1998 PUC settlement order;

•	agreed to limit its businesses to electric transmission and distribution and activities relating to or arising out of those businesses;

•	adopted amendments to its Articles of Incorporation and Bylaws containing corporate governance and operating provisions designed to reinforce its corporate separateness from affiliated companies;

•	appointed an independent director to its Board of Directors and required the unanimous consent of the Board of Directors, including the consent of the independent director, to amendments to these corporate governance and operating provisions or to the commencement of any insolvency proceeding, including any filing of a voluntary petition in bankruptcy or other similar actions;

•	appointed an independent compliance administrator to review, on a semi-annual basis, its compliance with the new corporate governance and operating requirements contained in its amended Articles of Incorporation and Bylaws; and

•	adopted a plan of division pursuant to the Pennsylvania Business Corporation Law. The plan of division resulted in two separate corporations. PPL Electric was the surviving corporation and a new Pennsylvania corporation was created. Under the plan of division, $5 million of cash and certain of PPL Electric’s potential liabilities were allocated to the new corporation. PPL has guaranteed the obligations of the new corporation with respect to such liabilities.

The enhancements to PPL Electric’s legal separation from its affiliates are intended to minimize the risk that a court would order PPL Electric’s assets and liabilities to be substantively consolidated with those of PPL or another affiliate of PPL in the event that PPL or another PPL affiliate were to become a debtor in a bankruptcy case.

At a special meeting of PPL Electric’s shareowners held on July 17, 2001, the plan of division and the amendments to PPL Electric’s Articles of Incorporation and Bylaws were approved, and became effective upon filing the articles of division and the plan of division with the Secretary of State of the Commonwealth of Pennsylvania. This filing was made in August 2001.

As part of the strategic initiative, PPL Electric solicited bids to contract with energy suppliers to meet its obligation to deliver energy to its customers from 2002 through 2009. In June 2001, PPL Electric announced that PPL EnergyPlus was the low bidder, among six bids examined, and was selected to provide the energy supply requirements of PPL Electric from 2002 through 2009. Under this contract, PPL EnergyPlus will provide electricity at pre-determined capped prices that PPL Electric is authorized to charge its PLR customers, and received a $90 million payment to offset differences between the revenues expected under the capped prices and projected market prices through the life of the supply agreement (as projected by PPL EnergyPlus at the time of its bid). The contract resulted in PPL EnergyPlus having an eight-year contract at current market prices. PPL has guaranteed the obligations of PPL EnergyPlus under the new contract.

In July 2001, the energy supply contract was approved by the PUC and accepted for filing by the FERC.

Also in July 2001, PPL Electric filed a shelf registration statement with the SEC to issue up to $900 million in debt. In August 2001, PPL Electric sold $800 million of senior secured bonds under this registration statement. The offering consisted of two series of bonds: $300 million of 5 7/8% Series due 2007 and $500 million of 6 1/4% Series due 2009. PPL Electric used a portion of the proceeds from these debt issuances to make the $90 million up-front payment to PPL EnergyPlus, and $280 million was used to repurchase a portion of its common stock from PPL. The remainder of the proceeds was used for general corporate purposes.

Taken collectively, the steps in the strategic initiative are intended to protect the customers of PPL Electric from volatile energy prices and facilitate a significant increase in leverage at PPL Electric, while lowering its cost of capital.

15. Workforce Reduction

In an effort to improve operational efficiency and reduce costs, PPL Electric completed a workforce reduction in June 2002 that will eliminate up to 260 employees at a cost of $33 million. The program was broad-based and impacted all employee groups except certain positions that are key to providing high-quality service to PPL Electric’s electricity delivery customers. Linemen, electricians and line foremen, for example, were not affected by the reductions.

PPL Electric recorded the cost of the program as a one-time charge of $33 million included in the Statement of Income as “Workforce reduction.” This charge reduced net income by $19 million after-taxes. Included in the charge was a $6 million allocation of the costs associated with the elimination of employees of PPL Services. The program provides primarily for enhanced early retirement benefits and/or one-time special pension separation allowances based on an employee’s age and years of service. These features of the program will be paid from the PPL Retirement Plan pension trust and increased PPL’s pension and postretirement benefit liabilities.

16. New Accounting Standards

SFAS 142

See Note 12 for a discussion of SFAS 142, “Goodwill and Other Intangible Assets,” and the impact of adoption.

SFAS 143

In 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations,” which addresses the accounting for obligations associated with the retirement of tangible long-lived assets. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized as a liability in the financial statements. The initial obligation should be measured at the estimated fair value. An equivalent amount should be recorded as an increase in the value of the capitalized asset and allocated to expense over the useful life of the asset. Until the obligation is settled, the liability should be increased, through the recognition of accretion expense in the income statement, for changes in the obligation due to the passage of time. SFAS 143 is effective for fiscal years beginning after June 15, 2002.

PPL Electric adopted SFAS 143 effective January 1, 2003. PPL Electric did not record any asset retirement obligations upon adoption.

SFAS 144

In 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which replaces SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” For long-lived assets to be held and used, SFAS 144 retains the requirements of SFAS 121 to recognize an impairment loss only if the carrying amount is not recoverable from undiscounted cash flows and to measure an impairment loss as the difference between the carrying amount and fair value of the asset. For long-lived assets to be disposed of by sale, SFAS 144 establishes a single accounting model based on the framework established in SFAS 121. The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of segments of a business. SFAS 144 also broadens the reporting of discontinued operations. PPL Electric adopted SFAS 144 on January 1, 2002, with no material impact on the financial statements.

SFAS 145

In April 2002, the FASB issued SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The most relevant provision of SFAS 145 is the rescission of SFAS 4, “Reporting Gains and Losses from Extinguishment of Debt, an Amendment of APB Opinion No. 30,” which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of any related income tax effect. As a result of the rescission, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. The provisions of SFAS 145 related to the rescission of SFAS 4 shall be applied in fiscal years beginning after May 15, 2002, with early application encouraged. PPL Electric adopted these provisions during the fourth quarter of 2002. The provisions related to the amendment of SFAS 13, “Accounting for Leases,” were adopted for transactions occurring after May 15, 2002. The adoption of SFAS 145 did not have a material impact on PPL Electric. However, SFAS 145 may impact the accounting treatment of future extinguishments of debt and lease transactions.

SFAS 146

In June 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires the recognition of a liability for costs associated with exit or disposal activities when the liability is incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 also establishes that the initial liability should be measured at its estimated fair value. The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002, with earlier application encouraged. PPL Electric adopted SFAS 146 effective January 1, 2003. The initial adoption did not have an impact on PPL Electric. However, SFAS 146 may impact the accounting treatment of future disposal or exit activities.

SFAS 148

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123.” SFAS 148 provides three transition methods for adopting the fair value method of accounting for stock-based compensation as prescribed under SFAS 123 and enhances the required disclosures effective for fiscal years ending after December 15, 2002. SFAS 148 also requires certain disclosures in financial reports issued for interim periods beginning after December 15, 2002.

PPL Electric elected to adopt the fair value method of accounting for stock-based compensation as of January 1, 2003, which will require PPL Electric to begin recording compensation expense for stock option awards over the period the awards vest. PPL Electric has chosen to apply the prospective method of transition permitted by SFAS 148, which provides that PPL Electric will recognize expense for all stock-based compensation awards granted, modified or settled on or after January 1, 2003. Consequently, the initial adoption of the fair value method of accounting for stock-based compensation under SFAS 123, as well as the adoption of SFAS 148, did not have an immediate impact on the financial results of PPL Electric.

See Note 1 for the annual disclosures required by SFAS 148.

FIN 45

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” FIN 45 clarifies that upon issuance of certain types of guarantees, the guarantor must recognize an initial liability for the fair value of the obligation it assumes under the guarantee. FIN 45 does not provide detailed guidance on the offsetting entry to be made when recognizing the liability or on measuring the obligation subsequent to its initial recognition. The offsetting entry will be dependent upon the circumstances under which the guarantee is issued, and the initial liability should typically be reduced as the guarantor is released from risk under the guarantee. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees. The provisions relating to the initial recognition and measurement of guarantee obligations must be applied on a prospective basis to guarantees issued or modified after December 31, 2002. PPL Electric adopted FIN 45 effective January 1, 2003. The initial adoption did not have an impact on PPL Electric. However, FIN 45 may impact the accounting treatment of future guarantee obligations. The disclosure provisions are effective for financial statements of interim and annual periods ending after December 15, 2002. See Note 9 for disclosure of guarantees and other assurances existing as of December 31, 2002.

FIN 46

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 clarifies that variable interest entities, as defined therein, that do not disperse risks among the parties involved should be consolidated by the entity that is determined to be the primary beneficiary. FIN 46 also requires certain disclosures to be made by the primary beneficiary and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after January 31, 2003. For variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, FIN 46 must be adopted no later than the first fiscal year or interim period beginning after June 15, 2003. FIN 46 may be applied by restating previously issued financial statements with a cumulative effect adjustment as of the beginning of the first year restated. Restatement is encouraged but not required.

SELECTED FINANCIAL AND OPERATING DATA

PPL Electric Utilities Corporation

	2002 (a)	2001 (a)	2000 (a)	1999 (a)(f)	1998 (a)(f)
Income Items—millions
Operating revenues	$2,748	$2,694	$3,336	$3,952	$3,643
Operating income	275	419	669	749	801
Net income (loss)	39	119	261	398	(587)
Balance Sheet Items—millions (b)
Property, plant and equipment, net	2,456	2,319	2,401	4,345	4,331
Recoverable transition costs	1,946	2,172	2,425	2,647	2,819
Total assets	5,583	5,921	6,023	9,092	8,838
Long-term debt	3,175	3,459	3,126	3,505	2,569
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures		250	250	250	250
Preferred stock
With sinking fund requirements	31	31	46	46	295
Without sinking fund requirements	51	51	51	51	171
Common equity	1,147	931	1,160	1,296	1,730
Short-term debt	15		59	183	91
Total capital provided by investors	4,419	4,722	4,692	5,331	5,106
Capital lease obligations (c)				125	168
Financial Ratios
Return on average common equity—%	3.87	11.09	19.40	25.59	(28.21)
Embedded cost rates (b)
Long-term debt—%	6.83	6.81	6.88	6.97	7.56
Preferred stock—%	5.81	5.81	5.87	5.87	6.09
Preferred securities—%		8.44	8.44	8.44	8.44
Times interest earned before income taxes	1.33	1.92	2.81	3.75	4.22
Ratio of earnings to fixed charges (d)	1.2	1.7	2.5	3.2	3.6
Sales Data
Customers (thousands) (b)	1,308	1,298	1,270	1,270	1,257
Electric energy sales delivered—millions of kWh
Residential	12,640	12,269	11,924	11,704	11,156
Commercial	12,451	12,130	11,565	11,002	10,597
Industrial	9,853	10,000	10,224	10,179	10,227
Other	169	211	194	160	164

Service area sales	35,113	34,610	33,907	33,045	32,144
Wholesale energy sales (e)	679	924	17,548	31,715	36,708

Total electric energy sales delivered	35,792	35,534	51,455	64,760	68,852

(a)	The earnings for each year were affected by unusual items. These adjustments affected net income. See “Earnings” in Review of the Financial Condition and Results of Operations for a description of unusual items in 2002, 2001 and 2000.
(b)	At year-end.
(c)	PPL Electric terminated its capital lease in 2000. See Note 6 to the Financial Statements for additional information.
(d)	Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.
(e)	After the July 1, 2000 corporate realignment, PPL Electric only has wholesale sales to municipalities and NUG purchases that are resold to PPL EnergyPlus.
(f)	Comparability of Selected Financial and Operating Data for 1998 and 1999 to subsequent years is affected by the corporate realignment on July 1, 2000, in which PPL Electric transferred its electric generation and related assets to PPL and its affiliates. (See Note 13 to the Financial Statements for additional discussion.)

EXECUTIVE OFFICERS OF PPL ELECTRIC UTILITIES CORPORATION

Officers of PPL Electric are elected annually by its Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, nor is there any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

Listed below are the executive officers as of December 31, 2002:

Name	Age	Positions Held During the Past Five Years	Dates
Michael E. Bray	55	Vice Chair and President	July 2000—present
		Senior Vice President	April 2000—July 2000
		President and Chief Executive Officer—Consolidated Edison Development, Inc.	February 1999—April 2000
		Senior Vice President—Electric Business Unit—Long Island Lighting Company	March 1997—February 1999

Joseph J. McCabe	52	Vice President and Controller	August 1995—present

James E. Abel	51	Treasurer	July 2000—present
		Vice President—Finance and Treasurer	June 1999—July 2000
		Treasurer	August 1996—June 1999

SHAREOWNER AND INVESTOR INFORMATION

Annual Meeting: The annual meeting of shareowners of PPL Electric will be held on Tuesday, April 22, 2003, at the offices of the company at Two North Ninth Street, Allentown, Pennsylvania.

Information Statement Material: An information statement and notice of PPL Electric’s annual meeting is mailed to all shareowners of record as of February 28, 2003.

Dividends: Subject to the declaration of dividends on PPL Electric preferred stock by the PPL Electric Board of Directors, dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 2003 record dates for dividends are expected to be March 10, June 10, September 10, and December 10.

Direct Deposit of Dividends: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.

Dividend Reinvestment Plan: Shareowners may choose to have dividends on their PPL Electric preferred stock reinvested in PPL common stock instead of receiving the dividend by check.

Certificate Safekeeping: Shareowners participating in the Dividend Reinvestment Plan may choose to have their common stock certificates forwarded to PPL for safekeeping.

Lost Dividend or Interest Checks: Dividend or interest checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

Transfer of Stock or Bonds: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please contact Investor Services regarding transfer instructions.

Bondholder Information: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.

Lost Stock or Bond Certificates: Please contact Investor Services for an explanation of the procedure to replace lost stock or bond certificates.

Shareowner News: An easy-to-read newsletter containing current items of interest to shareowners—published and mailed at the beginning of each quarter.

Periodic Mailings: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.

Duplicate Mailings: The PPL Corporation annual report and other investor publications are mailed to each investor account. If you have more than one account, or if there is more than one investor in your household, you may contact Investor Services to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.

Shareowner Information Line: Shareowners can get detailed corporate and financial information 24 hours a day using the Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail.

The toll-free Shareowner Information Line is 1-800-345-3085.

Other PPL Electric publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q) will be mailed upon request.

Shareowners can also obtain information free of charge from PPL’s Internet home page (www.pplweb.com). Shareowners can access PPL Electric’s Securities and Exchange Commission filings, stock quotes and historical performance. Visitors to the website can provide their E-mail address and indicate their desire to receive future earnings or news releases automatically.

Investor Services: For any questions you have or additional information you require about PPL and its subsidiaries, please call the Shareowner Information Line, or write to:

Manager-Investor Services

PPL Services Corporation

Two North Ninth Street

Allentown, PA 18101

Internet Access: For updated information throughout the year, check out our home page at http://www.pplweb.com. You may also contact Investor Services via E-mail at invserv@pplweb.com.

Registered shareowners can access account information by visiting shareowneronline.com.

Listed Securities:	Fiscal Agents:
New York Stock Exchange	Stock Transfer Agents and Registrars
PPL Corporation:	Wells Fargo Bank Minnesota, N.A.
Common Stock (Code: PPL)	Shareowner Services
161 North Concord Exchange
PPL Electric Utilities Corporation:	South St. Paul, MN 55075-1139
4 1/2% Preferred Stock
(Code: PPLPRB)	PPL Services Corporation
4.40% Series Preferred Stock	Investor Services Department
(Code: PPLPRA)
Dividend Disbursing Office and
PPL Capital Funding Trust I:	Dividend Reinvestment Plan Agent
7.75% PEPSSM Units	PPL Services Corporation
(Code: PPLPRE)	Investor Services Department

Philadelphia Stock Exchange	Mortgage Bond Trustee
PPL Corporation:	Deutsche Bank Trust Company Americas
Common Stock	Attn: Security Transfer Unit
648 Grassmere Park Road
Nashville, TN 37211

Indenture Trustee
JPMorgan Chase Bank
450 West 33rd Street
New York, NY 10001

Bond Interest Paying Agent
PPL Services Corporation
Investor Services Department

QUARTERLY FINANCIAL DATA (Unaudited)

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	For the Quarters Ended (a)
	March 31	June 30	Sept. 30	Dec. 31
2002
Operating revenues	$697	$651	$715	$685
Operating income	89	39	87	60
Net income (loss)	20	(8)	24	3

2001
Operating revenues	$700	$625	$687	$682
Operating income	121	92	96	110
Net income before cumulative effect of a change in accounting principle	34	21	26	33
Net income	34	21	26	38

(a)	PPL Electric’s business is seasonal in nature with peak sales periods generally occurring in the winter and summer months. In addition, earnings in several quarters were affected by several unusual items. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.

For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner Information Line, or write to:

Manager—Investor Services

PPL Services Corporation

Two North Ninth Street

Allentown, PA 18101

Shareowner Information Line: 800-345-3085

PPL Electric Utilities Corporation, PPL Corporation, PPL Energy Supply, LLC and PPL Montana, LLC file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2002 is available without charge by writing to the Investor Services Department at the address printed above, or by calling the toll-free number.

For the latest information on PPL Electric Utilities Corporation or PPL Corporation,

visit our location on the Internet at

http://www.pplweb.com